EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

PERINI CORPORATION,
(“BUYER”)

RUDOLPH AND SLETTEN, INC.
(“COMPANY”)

and

THE SHAREHOLDERS OF THE COMPANY

(the “SHAREHOLDERS”)

October 3, 2005

                                                 TABLE OF CONTENTS

i

                                              SCHEDULES AND EXHIBITS

Schedules

Schedule 2.1                    -         Subsidiary Capital Stock
Schedule 2.2                    -         Consents
Schedule 2.4(a)                 -         Owned Real Property
Schedule 2.4(b)                 -         Leased Real Property
Schedule 2.5                    -         Personal Properties; Liens; Conditions of Properties
Schedule 2.6(a)                 -         Financial Statements
Schedule 2.6(c)                 -         Liabilities
Schedule 2.6(d)                 -         Indebtedness
Schedule 2.7                    -         Backlog
Schedule 2.8                    -         Taxes
Schedule 2.9                    -         Accounts Receivable
Schedule 2.10                   -         Absence of Certain Changes
Schedule 2.11                   -         Intellectual Property
Schedule 2.13                   -         Material Contracts
Schedule 2.14                   -         Litigation
Schedule 2.16                   -         Insurance
Schedule 2.17                   -         Warranty and Related Matters
Schedule 2.18                   -         Finder's Fee
Schedule 2.19                   -         Approvals
Schedule 2.20                   -         Related Parties
Schedule 2.21(a)                -         Employee Benefit Programs
Schedule 2.21(c)                -         Unpaid Contributions
Schedule 2.21(d)                -         Post-Termination Benefits
Schedule 2.22(d)                -         Underground or Aboveground Storage Tanks
Schedule 2.23(a)                -         Contingent Workers
Schedule 2.23(b)                -         Labor Matters
Schedule 2.23(c)                -         WARN Act
Schedule 2.24(a)                -         Customers and Partners
Schedule 2.24(b)                -         Customer Unapproved Claims
Schedule 2.24(c)                -         Subcontractor and Supplier Unapproved Claims
Schedule 2.26                   -         Bids; Proposals
Schedule 2.27                   -         Bank Accounts
Schedule 2.28                   -         Government Contracts
Schedule 2A.4                   -         Agreements
Schedule 3.9                    -         Work-in-Progress
Schedule 3.10                   -         Billings on Unapproved Pending Change Orders and Claims
Schedule 6.1(m)                 -         Excluded Real Estate
Schedule 8.2(f)                 -         Shareholder Properties

Exhibits

Exhibit A                      -          Company Share Ownership; Wiring Instructions
Exhibit B                      -          Form of Indemnity Escrow Agreement
Exhibit C-1                    -          Form of General Release
Exhibit C-2                    -          Form of General Release
Exhibit D                      -          Form of Estoppel and Consent
Exhibit E                      -          Form of Opinion of Counsel
Exhibit F                      -          Form of Employment Agreement

v

STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of October 3, 2005 (the "Effective Date") by and among Perini Corporation, a Massachusetts corporation ("Buyer"), Rudolph and Sletten, Inc., a California corporation (the "Company"), Allen A. Rudolph, Karen M. Rudolph and the other shareholders of the Company listed on Exhibit A hereto (each, a "Shareholder" and together the "Shareholders"). The Buyer and the Shareholders are referred to collectively herein as the "Parties."

W I T N E S S E T H

        WHEREAS, the Shareholders own beneficially and of record all of the issued and outstanding capital stock of the Company, consisting of 317,660 shares of the Company's Class A common stock, without par value (the "Class A Common Stock") and 763,411 shares of the Company's Class B common stock, without par value (the "Class B Common Stock" and, together with the Class A Common Stock, the "Company Shares");

        WHEREAS, each Shareholder desires to sell to Buyer and Buyer desires to purchase from each Shareholder all of the Company Shares owned by such Shareholder as set forth on Exhibit A attached hereto; and

        WHEREAS, by purchasing all of the Company Shares pursuant to this Agreement, Buyer intends to acquire all of the outstanding Company Shares.

        NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual representations, warranties, covenants and agreements herein made, and upon the terms and subject to the conditions set forth herein, the Parties hereto agree as follows:

SECTION 1. SALE OF SHARES AND PURCHASE PRICE.

        1.1 Purchase and Sale. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each Shareholder, and each Shareholder agrees to sell to Buyer, all of the Company Shares owned by such Shareholder for the consideration specified in this Section 1.

        1.2 Delivery of Company Shares. At the Closing (as defined in Section 1.5), each Shareholder shall deliver or cause to be delivered to Buyer a certificate or certificates representing all of such Shareholder's Company Shares. Such stock certificates shall be duly endorsed in blank for transfer or shall be presented with stock powers duly executed in blank, with such other documents as may be required by Buyer to effect a valid transfer of such Company Shares by the Shareholders to Buyer, free and clear of any and all liens, restrictions, assessments, judgments, mortgages, easements, encumbrances, pledges, security interests and claims of any kind (collectively, "Liens"), other than restrictions under federal or state securities laws.

        1.3 Purchase Price; Indemnity Escrow.

             (a) In consideration of the sale by the Shareholders to Buyer of the Company Shares and in reliance on the representations and warranties of the Company and the Shareholders in this Agreement and subject to the satisfaction or waiver of all of the conditions contained in Section 6 of this Agreement, Buyer will pay an aggregate purchase price (the "Purchase Price") equal to Fifty Million Dollars ($50,000,000), subject to adjustment pursuant to Section 1.4. The Purchase Price shall be paid as follows:

                  (i) at the Closing, Buyer shall deposit the sum of Three Million Dollars ($3,000,000) (the "Indemnity Escrow") with The Bank of New York Trust Company, N.A. as escrow agent (the "Indemnity Escrow Agent") under the Indemnification Escrow Agreement in the form attached hereto as Exhibit B (the "Indemnity Escrow Agreement"). The Indemnity Escrow shall be held, administered and distributed in accordance with the terms of this Agreement and the Indemnity Escrow Agreement, and, except as otherwise provided herein, shall be the exclusive remedy of Buyer for any indemnification claims made pursuant to Section 8 hereof; and

                  (ii) at the Closing, Buyer shall deliver to the Shareholders' Representative (as defined in Section 1.6 hereof), on behalf of the Shareholders, by bank cashier's check or bank wire transfer of immediately available funds pursuant to the wiring instructions as set forth on Exhibit A hereto, an amount equal to (A) Forty-Seven Million Dollars ($47,000,000) plus or minus, as the case may be, (B) the adjustment required under Section 1.4(a).

        1.4 Adjustment to Purchase Price.

             (a) Not later than five (5) business days prior to the Closing Date, the Company shall deliver to Buyer the Base Balance Sheet (as defined in Section 2.6), together with worksheets and data that support the Base Balance Sheet and any other information that Buyer may reasonably request in order for Buyer to verify the amounts reflected on the Base Balance Sheet. The Base Balance Sheet shall be prepared in accordance with generally accepted United States accounting principles ("GAAP") consistently applied and otherwise consistent with the Company's past accounting methods and practices. The Company shall deliver to Buyer together with the Base Balance Sheet a calculation of the Net Worth as of June 30, 2005 based on the Base Balance Sheet and as adjusted to reflect (i) the completion of the Real Estate Transfers and the LLC Distribution (as defined in Sections 6.1(m) and (n), respectively) (including without limitation removal of the Excluded Real Estate as assets of the Company, elimination of any related mortgage debt that is paid and discharged or assumed in connection with such transactions and any additional liabilities incurred in connection with such transactions including, without limitation, any transfer or mortgage taxes or any other taxes), (ii) elimination of any accounts receivable reserve and (iii) the removal of the cash surrender value of key-man life insurance policies as assets of the Company (the "June 30 Net Worth"). If the June 30 Net Worth exceeds $28,078,028 (the "Base Net Worth"), the Purchase Price shall be increased by an amount equal to such excess. If the June 30 Net Worth is less than the Base Net Worth, the Purchase Price shall be decreased by the difference of such amounts.

             (b) Within sixty (60) days after the Closing Date, the Company will deliver to the Shareholders' Representative an audited balance sheet of the Company as of September 30, 2005 (the "Closing Balance Sheet"), together with worksheets and data that support the Closing Balance Sheet. The Closing Balance Sheet shall be prepared in accordance with GAAP and otherwise consistent with the methodology used to prepare the Base Balance Sheet. The Closing Balance Sheet shall include (i) an accrual for the aggregate amount of Taxes (including, but not limited to, any built-in gains tax) payable by the Company after the Closing as a result of the Real Estate Transfers and the LLC Distribution (as defined in Section 6.1(n)) and (ii) an accrual for any bonus payments to be paid by Buyer under Section 5.5, which accrual shall not exceed the Accrued Bonus Amount (as defined in Section 3.2(v)(i)) less the aggregate amount of such bonus payments made by the Company prior to the Closing (such differential hereinafter referred to as the "Closing Bonus Accrual"). The Company will deliver to the Shareholders' Representative together with the Closing Balance Sheet a calculation of the Net Worth as of September 30, 2005 based on the Closing Balance Sheet, without giving effect to the Closing and as adjusted to reflect (i) the elimination of any accounts receivable reserve, (ii) a reduction equal to (A) the actual Net Income for the month ended September 30, 2005, less (B) an amount equal to the Shareholder's tax liability on the income of the Company for the month ended September 30, 2005, as computed for tax purposes without taking into account any income gain or loss resulting from any of the Real Estate Transfers or LLC Distribution, and assuming that the Shareholders are subject to tax at an aggregate federal, state and local tax rate of 21%, (iii) the removal of the cash surrender value of key-man life insurance policies as assets of the Company and (iv) the inclusion of the Company's deferred tax assets in an amount equal to Three Hundred Fifty Thousand Dollars ($350,000) (the "Closing Net Worth").

                  (i) The Closing Balance Sheet and the Closing Net Worth shall be binding upon the Parties if (A) the Shareholders' Representative fails to object in writing within ten (10) days after receipt of the Closing Balance Sheet or (B) the Shareholders' Representative approves the Closing Balance Sheet and the Closing Net Worth in writing.

                  (ii) If the Shareholders' Representative does not agree with the Closing Balance Sheet and the calculation of the Closing Net Worth, or Buyer and the Shareholders' Representative cannot mutually agree on the same, then within twenty (20) days following receipt by the Shareholders' Representative of the Closing Balance Sheet, Buyer and the Shareholders' Representative shall engage PricewaterhouseCoopers LLP or such other nationally recognized independent accounting firm mutually satisfactory to Buyer and the Shareholders' Representative (the "Neutral Auditor") to resolve such dispute. The Neutral Auditor shall review the Closing Balance Sheet and the Closing Net Worth and, within ten (10) business days of its appointment (or as soon as practicable after such ten (10) business day period), shall make any adjustments necessary thereto, and, upon completion of such review, such Closing Balance Sheet and the Closing Net Worth as determined by the Neutral Auditor shall be binding upon the parties. If such a review is conducted, then the Party (i.e., Buyer, on the one hand, or the Shareholders' Representative, on the other hand) whose last proposed written offer for the settlement of the items in dispute, taken as a whole, was farther away from the final determination by the Neutral Auditor pursuant to the preceding sentence, shall pay all fees and expenses associated with such review.

             (c) Within three (3) business days following determination of the Closing Net Worth in accordance with Section 1.4(b):

                  (i) in the event the Closing Net Worth is less than the June 30 Net Worth, the Shareholders' Representative, on behalf of the Shareholders, shall pay to Buyer by wire transfer of immediately available funds, an amount equal to the difference between such amounts ("Negative Net Worth Adjustment Amount"), and the Purchase Price shall be decreased by such Negative Net Worth Adjustment Amount and

                  (ii) in the event the Closing Net Worth is greater than the June 30 Net Worth, Buyer shall pay the Shareholders' Representative, on behalf of the Shareholders, by wire transfer of immediately available funds an amount equal to the difference between such amounts ("Positive Net Worth Adjustment Amount"), and the Purchase Price shall be increased by such Positive Net Worth Adjustment Amount

The difference between the June 30 Net Worth and the Closing Net Worth is referred to as the "Net Worth Adjustment Amount."

             (d) As used in this Section 1.4, "Net Worth" means total assets (excluding any deferred tax assets of the Company) minus total liabilities of the Company and the Subsidiary on a consolidated basis determined in accordance with GAAP, consistently applied, and otherwise consistent with the methodology used to prepare the Base Balance Sheet.

             (e) As used in this Section 1.4, "Net Income" means the net income or loss of the Company and the Subsidiary on a consolidated basis determined in accordance with GAAP consistently applied, and otherwise consistent with the methodology used to prepare the June 30 Income Statement and adjusted to reflect the elimination of any income, gain or loss resulting from any of the Real Estate Transfers and the LLC Distribution.

             (f) Notwithstanding anything in the Agreement to the contrary, the payment or non-payment of (i) any Positive Net Worth Adjustment Amount by Buyer or (ii) any Negative Net Worth Adjustment Amount by the Shareholders' Representative under this Section 1.4 shall not be subject to any of the limitations on indemnification contained in Section 8.

        1.5 Closing. The closing of the purchase and sale provided for in this Agreement (the "Closing") shall be held at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109 at 10:00 a.m. local time on or before the later of (i) October 3, 2005 or (ii) the date that is two (2) business days following the satisfaction or waiver of the conditions set forth in Section 6, or at such other place or later date as may be fixed by mutual agreement of Buyer and the Shareholders' Representative (the "Closing Date").

        1.6 Shareholders' Representative.

             (a) In order to administer efficiently (i) the implementation of the Agreement by the Shareholders, (ii) the waiver of any condition to the obligations of the Shareholders to consummate the transactions contemplated hereby, and (iii) the settlement of any dispute with respect to this Agreement, the Shareholders hereby designate James F. Evans as their representative (the "Shareholders' Representative").

             (b) In the event that the Shareholders' Representative dies, becomes legally incapacitated or resigns from such position, Paul A. Aherne shall fill such vacancy and shall be deemed to be the Shareholders' Representative for all purposes of this Agreement. Any change in the Shareholders' Representative shall be effective when Buyer is receives notice of such change.

             (c) The Shareholders hereby authorize the Shareholders' Representative (i) to take all action necessary in connection with the implementation of this Agreement on behalf of the Shareholders, to waive any condition to the obligations of the Shareholders to consummate the transactions contemplated hereby, or to settle any dispute, (ii) to receive, on behalf of the Shareholders, any payments payable to the Shareholders under this Agreement from Buyer, including, without limitation, the Purchase Price, and to disburse such payments to the Shareholders, (iii) to give and receive all notices required or permitted to be given or received by the Shareholders under the Agreement and (iv) to take any and all additional action as is contemplated to be taken by or on behalf of the Shareholders by the terms of this Agreement, including without limitation, the execution and delivery of documents to transfer the Company Shares to Buyer.

             (d) All decisions and actions by the Shareholders' Representative shall be binding upon all of the Shareholders, and no Shareholder shall have the right to object, dissent, protest or otherwise contest the same, except as provided in Section 1.6(e)(ii).

             (e) By their execution of this Agreement, the Shareholders agree that:

                  (i) Buyer and Indemnity Escrow Agent shall be able to rely conclusively on the instructions and decisions of the Shareholders' Representative (with Buyer hereby acknowledging that the Shareholders' Representative may, with respect to any action, instruction or decision, seek guidance and/or approvals of the Shareholders before acting), as to any actions required or permitted to be taken by the Shareholders or the Shareholders' Representative hereunder, and no Party hereunder shall have any cause of action against Buyer for any action taken by Buyer in reliance upon the instructions or decisions of the Shareholders' Representative;

                  (ii) all actions, decisions and instructions of the Shareholders' Representative shall be conclusive and binding upon all of the Shareholders (except in the case of the Shareholders' Representative's fraud, bad faith or willful breach of this Agreement) and no Shareholder shall have any cause of action against the Shareholders' Representative for any action taken, decision made or instruction given by the

Shareholders' Representative under this Agreement (except pursuant to any separate agreement among the Shareholders);

                  (iii) remedies available at law for any breach of the provisions of this Section 1.6 are inadequate; therefore, Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if Buyer brings an action to enforce the provisions of this Section 1.6; and

                  (iv) the provisions of this Section 1.6 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by the Shareholders to the Shareholders' Representative and shall be binding upon the executors, heirs, legal representatives and successors of each Shareholder.

             (f) All fees and expenses incurred by the Shareholders' Representative shall be for the account of the Shareholders, including, without limitation, any payments made by the Shareholders' Representative under the Indemnity Escrow Agreement.

        1.7 Sales and Transfer Taxes. All sales, use, recording, stamp, registration, conveyance, recording, and other such documentary, transfer taxes, fees, charges and duties (including any penalties and interest) under applicable law incurred in connection with this Agreement or the transactions contemplated hereby, including the sale and transfer of the Company Shares, any transfer of distribution of key-man life insurance policies, the LLC Distribution and the Real Estate Transfers will be borne and paid by the Shareholders, and the Shareholders shall promptly reimburse Buyer for the payment of any such tax, fee or duty which any Shareholder or the Company is required to make under applicable law.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

        As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby makes to Buyer the representations and warranties contained in this Section 2. For purposes of this Section 2, references to "knowledge" of the Company or words of similar import shall be deemed to include, to and including the Closing Date, actual knowledge of Allen A. Rudolph, Karen M. Rudolph, Paul A. Aherne, and James F. Evans, in each case after due inquiry.

        2.1 Organization and Qualifications of the Company and Subsidiaries.

             (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California with all requisite corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. The copies of the charter documents and by-laws of the Company, each as amended to date, and previously delivered to Buyer's counsel, are complete and correct, and no amendments thereto are pending. The Company is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is necessary, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the assets, liabilities, business, condition (financial or otherwise) or results of operations of the Company and the Subsidiary, taken as a whole (a "Material Adverse Effect"). Except for Ajax Trailer Company, Inc., a wholly owned subsidiary of the Company (the "Subsidiary"), the Company has no direct and indirect subsidiaries and investments in any other corporation or business entity. The Subsidiary is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with all requisite corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted. The copies of the Subsidiary's charter documents and by-laws, each as amended to date, and previously delivered to Buyer's counsel, are complete and correct, and no amendments thereto are pending. The Subsidiary is duly qualified to do business as a foreign corporation in each jurisdiction in which such qualification is necessary, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 2.1, all of the outstanding shares of capital stock of the Subsidiary are owned beneficially and of record by the Company free and clear of any and all Liens (other than restrictions under federal or state securities laws) and said shares have been duly and validly issued and are outstanding, fully paid and non-assessable.

        2.2 Authority of the Company; Consents. The Company has full right, power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of the Company, and no other action on the part of the Company is required in connection therewith. This Agreement and each agreement, document and instrument to be executed and delivered by the Company pursuant to or as contemplated by this Agreement constitute, or will when executed and delivered by the Company constitute (assuming the valid execution of this Agreement by Buyer), valid and binding obligations of the Company enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies. The execution, delivery and performance by the Company of this Agreement and each such other agreement, document and instrument in order to consummate the transactions contemplated by this Agreement:

             (a) do not and will not violate any provision of the charter or by-laws of the Company or the Subsidiary;

             (b) do not and will not violate any laws of the United States or any state or other jurisdiction applicable to the Company or the Subsidiary or require the Company or the Subsidiary to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (including any Governmental Authority) that has not been obtained or made;

             (c) except for required consents in respect of certain Material Contracts as set forth on Schedule 2.2, do not and will not result in a breach of, constitute a default under, accelerate any obligation under, require a consent under, cause a termination under, or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, to which the Company or the Subsidiary is a party or by which the property of the Company or the Subsidiary is bound or affected, or result in the creation or imposition of any Lien on any of the assets of the Company or the Subsidiary; and

             (d) except, in the case of each of (b) and (c) above, where the violation, requirement, breach, default, acceleration, termination or Lien, as the case may be, could not reasonably be expected to have a Material Adverse Effect.

        2.3 Capital Stock.

             (a) The total authorized capital stock of the Company consists of 2,000,000 shares of Class A common stock, without par value and 10,000,000 shares of Class B common stock, without par value (collectively, the "Common Stock"). As of the date hereof, 317,660 shares of Class A common stock are issued and outstanding and 763,411 shares of Class B common stock are issued and outstanding. All of the issued and outstanding shares of Common Stock are, and when delivered by each Shareholder to Buyer pursuant to this Agreement will be, duly authorized, validly issued, fully paid and nonassessable, and are free and clear of any and all Liens (other than transfer restrictions under federal and state securities laws).

             (b) Exhibit A attached hereto sets forth a list of all holders of the Common Stock. The Company represents that (i) each Shareholder owns of record and beneficially the number of shares of Common Stock set forth opposite each Shareholder's name in Exhibit A; (ii) the Common Stock set forth on Exhibit A as being owned by the respective Shareholders represents all of the issued and outstanding Common Stock and Common Stock Equivalents (as defined below) of the Company, (iii) the ownership percentage listed on Exhibit A for each Shareholder is a true and correct statement of the allocations of proportionate ownership of the outstanding Common Stock and (iv) the Company's official stock ledger is consistent in all respects with Exhibit A. There are no outstanding subscriptions, commitments, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of any shares of capital stock of any class, other equity interests or Common Stock Equivalents (as defined below) of the Company or the Subsidiary, except for the sale of the Company Shares contemplated by this Agreement. Neither the Company nor the Subsidiary has outstanding (i) any securities convertible into, exchangeable or exercisable for, or carrying the right to acquire any capital stock or other equity securities of the Company or the Subsidiary or (ii) any options, warrants, subscriptions, rights, calls, agreements, demands or other arrangements or commitments of any character obligating the Company or the Subsidiary to issue any capital stock or equity securities or any interest therein ((i) and (ii) collectively, "Common Stock Equivalents").

        2.4 Real Property.

             (a) Owned Real Property. All of the real property owned by the Company and the Subsidiary is identified in Schedule 2.4(a) (the "Real Estate"). Fee simple ownership of the Real Estate is vested in the Company, free and clear of all Liens except (i) the lien of real estate taxes not yet due and payable, (ii) non-monetary encumbrances that do not materially impair the value of the subject Real Estate or materially restrict the Company's current use thereof and (iii) provisions of existing building and zoning laws. No lease or other agreement affecting the Real Estate contains any rights of first refusal or options or rights to purchase the Real Estate or any portion thereof. Schedule 2.4(a) lists each contract and agreement related to the use, ownership or operation of the Real Estate or any portion thereof (other than contracts for maintenance, janitorial, landscaping or similar services, which, individually, requires the payment, on an annual basis, of less than $100,000). True, correct and complete copies of all contracts listed in Schedule 2.4(a) have been previously delivered to Buyer. Except as set forth in Schedule 2.4(a), the Real Estate complies in all material respects with all applicable zoning, building, health and public safety, subdivision, land sales or similar laws, rules, ordinances or regulations and all applicable Environmental Laws (as defined in Section 2.22(k)), and the Company has not received written notice of a violation of any such law, ordinance or regulation or Environmental Law. Other than the Company, or as disclosed on Schedule 2.4(a), no third party has the right to occupy, possess or use any portion of the Real Estate. There are no material defects in the physical condition of any land, buildings or improvements constituting part of the Real Estate. None of the Real Estate is located in an area designated by any Governmental Authority as being within a flood plain or subject to special flood or other hazards. Access to the Real Estate is by a public way or public street. All water, sewer, gas, electric, telephone, drainage and other utilities required by law or necessary for the current operation of the Real Estate have been connected under valid permits and pursuant to valid easements where required, and are sufficient to service the operation of the business of the Company and the Subsidiary. There are no actions, suits or proceedings (including arbitration or condemnation proceedings) pending or, to the Company's knowledge, threatened, which could reasonably be expected to have a Material Adverse Effect on any portion of the Real Estate or the Company's interest therein, at law or in equity or before or by any federal, state, municipal, local, foreign or other Governmental department, commission, board, bureau, agency or instrumentality (each, a "Governmental Authority"). For the purposes of this Agreement, the term "Governmental" shall be used to describe any federal, state, municipal, tribal or local government or quasi-government.

             (b) Leased Real Property. All of the real property leased by the Company or the Subsidiary as tenant or lessee is identified in Schedule 2.4(b) (collectively referred to herein as the "Leases"). The Company and the Subsidiary hold the tenant's interests under the Leases. Neither the Company nor the Subsidiary has assigned, mortgaged or otherwise encumbered their interests in the Leases, or sublet any portion of the premises leased under the Leases. Each Lease is in full force and effect and constitutes the entire agreement between the relevant landlord and the Company or the Subsidiary with respect to the premises described in such Lease. True, accurate and complete copies of the Leases have been previously delivered to Buyer. The Company has no knowledge of any event which now constitutes, or which upon the giving of notice or the passage of time, or both, would give rise to any default in the performances by the Company or any tenants, subtenants or licensees of the Company of any obligation under any of the Leases.

        2.5 Personal Property; Liens; Condition of Properties.

             (a) Personal Property. A complete description of the furniture, fixtures, machinery, equipment, tools and other tangible assets of the Company and the Subsidiary as of June 30, 2005 is contained in Schedule 2.5 attached hereto. Except as specifically disclosed in Schedule 2.5 attached hereto, the Company and the Subsidiary have good and marketable title to all of its personal property, tangible and intangible. Except as set forth in Schedule 2.5, none of such property or assets of the Company or the Subsidiary, tangible or intangible, is subject to any Lien. Except as set forth in Schedule 2.5, no financing statement under the Uniform Commercial Code with respect to any such property or assets is active in any jurisdiction, and neither the Company nor the Subsidiary has signed any such active financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement.

             (b) The assets listed in Schedule 2.5 and reflected in the Base Balance Sheet (the "Assets") are all of the assets used or held for use in the business of the Company and the Subsidiary as the same has been operated prior to the date hereof and such assets constitute all of the assets necessary for Buyer to continue to operate the business of the Company and the Subsidiary as it has been operated prior to Closing. Except as set forth in Schedule 2.5 hereto, the Assets (i) are in working order (reasonable wear and tear excepted, and age), (ii) have been and shall through the Closing be maintained in a manner consistent with the past maintenance practices of the Company and (iii) conform with all applicable state and federal statutes, ordinances, regulations and laws.

             (c) The tangible Assets are located at the location(s) specified in Schedule 2.5 attached hereto or at project sites.

        2.6 Financial Statements; Undisclosed Liabilities.

             (a) Attached hereto as Schedule 2.6(a) are (i) the audited consolidated balance sheets of the Company as of September 30, 2004 and September 30, 2003 and audited consolidated statements of income, changes in stockholders' equity and cash flow of the Company for the each of twelve-month periods then ended and (ii) the audited consolidated balance sheet of the Company as of June 30, 2005 (the "Base Balance Sheet") and audited consolidated statements of income and cash flow of the Company for the nine-month period then ended (the "June 30 Income Statement").

        All of such financial statements (i) have been prepared in accordance with GAAP applied consistently during the periods covered thereby, and (ii) are complete and correct in all material respects and present fairly in all material respects the financial condition of the Company and the Subsidiary, at the dates of said statements and the results of its operations for the periods covered thereby, subject, in the case of unaudited financial statements, to normal and customary year end adjustments which, individually and in the aggregate, will not be material.

             (b) As of the date of the Base Balance Sheet, the Company and the Subsidiary had no material liabilities, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for Taxes (as defined in Section 2.8) due or then accrued or to become due or contingent or potential liabilities relating to activities of the Company and the Subsidiary or the conduct of their business prior to the date of the Base Balance Sheet regardless of whether claims in respect thereof had been asserted as of such date), except liabilities stated or adequately reserved against on the Base Balance Sheet (only to the extent of the amount provided for therein).

             (c) As of the date hereof and as of the Closing Date, the Company and the Subsidiary do not and will not have any material liabilities, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the Company and the Subsidiary or the conduct of their business prior to the date hereof, regardless of whether claims in respect thereof had been asserted as of such date), whether or not of a type required to be shown on a balance sheet prepared in accordance with GAAP, except liabilities (i) stated or adequately reserved against on the Base Balance Sheet (only to the extent of the amount provided for therein), (ii) incurred in the ordinary course of business after the date of this Agreement to the extent permitted by this Agreement or (iii) as disclosed in Schedule 2.6(c) (only to the extent of the amount provided for therein).

             (d) Except as set forth on Schedule 2.6(d) attached hereto to the extent of the amounts therein, as of the date hereof, the Company and the Subsidiary have no indebtedness for borrowed money (including without limitation, obligations under leases required to be capitalized in accordance with GAAP).

        2.7 Backlog. As of June 30, 2005 the Company had a Backlog (as defined below) as set forth in Schedule 2.7 attached hereto. None of the orders constituting the Backlog has been cancelled or materially reduced, and each of such orders on backlog is at a price and on terms (including margin) consistent with the Company's past practices and the ordinary course of business. The term "Backlog" means (a) the value of incomplete work-in-progress under written, fully executed contracts with project owners; (b) the potential, but undetermined guaranteed maximum prices of projects in the pre-construction services phase under agreements with owners under which the Company acts as construction manager and constructor; and (c) the bid amount for projects awarded to the Company, for which letters of intent or notices of intent to award such projects have been received but contracts with the owner have not been executed. The Company makes no representation or warranty that contracts representing Backlog items described in (b) or (c) above will be executed or the proposed gross maximum prices proposed thereunder will be accepted by the respective owners.

        2.8 Taxes.

             (a) For purposes of this Agreement:

              "Code" means the Internal Revenue Code of 1986, as amended.

              "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person.

              "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

             (b) Except as set forth on Schedule 2.8:

                  (i) Each of the Company and the Subsidiary has filed all Tax Returns that it was required to file under applicable laws and regulations. To the Company's knowledge, all such Tax Returns are correct and complete in all respects and were prepared in compliance with all applicable laws and regulations. All Taxes due and owing by the Company or any of the Subsidiaries (whether or not shown on any Tax Return) have been paid or reserved on the Closing Balance Sheet and included in the calculation of Closing Net Worth. Neither the Company nor the Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company or the Subsidiary does not file Tax Returns that the Company or the Subsidiary is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or the Subsidiary.

                  (ii) Each of the Company and the Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, Shareholder, or other third party.

                  (iii) During the last five (5) years no Governmental Authority has engaged in any Tax audit of the Company or the Subsidiary. No director or officer (or employee responsible for Tax matters) of the Company or the Subsidiary expects any taxing authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or the Subsidiary. Neither the Company nor the Subsidiary has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company or the Subsidiary has not filed Tax Returns) any (a) notice indicating an intent to open an audit or other review, (b) request for information related to Tax matters, or (c) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or the Subsidiary. Schedule 2.8 lists all federal, for taxable periods ended on or after December 31, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Correct and complete copies of all federal, state, local, and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or the Subsidiary filed or received since December 31, 2000, have been delivered to Buyer.

                  (iv) Neither the Company nor the Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (v) Neither the Company nor the Subsidiary has ever filed a consent under Code Section 341(f) concerning collapsible corporations. Neither the Company nor the Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (a) any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) or (b) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law). Neither the Company nor the Subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of the Company and the Subsidiary has disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither the Company nor the Subsidiary is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor the Subsidiary (a) has been a member of a group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (b) has any liability for the Taxes of any person (other than the Company or the Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Neither the Company nor the Subsidiary has ever owned a direct or indirect interest in any person (other than the Subsidiary).

                  (vi) The unpaid Taxes of the Company and the Subsidiary (a) do not exceed the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Base Balance Sheet (rather than in any notes thereto) and (b) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Subsidiary in filing their Tax Returns. Since the date of the Base Balance Sheet, neither the Company nor the Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

                  (vii) Neither the Company nor the Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (a) change in method of accounting for a taxable period ending on or prior to the Closing Date, (b) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the

Closing Date, (c) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law), (d) installment sale or open transaction disposition made on or prior to the Closing Date, or (e) prepaid amount received on or prior to the Closing Date.

                  (viii) Neither the Company nor the Subsidiary has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

             (c) The Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times since July 1, 2000 and the Company will be an S corporation up to and including the Closing Date. Each Shareholder is eligible to own shares of Common Stock of the Company without causing the termination of the S corporation status of the Company.

        2.9 Accounts Receivable; Accounts Payable.

             (a) Schedule 2.9 sets forth each of the accounts receivable of the Company and the Subsidiary as of June 30, 2005, aged by month. All such accounts receivable are valid and enforceable claims, are not subject to any set-off or counterclaim, and are fully collectible in the normal course of business. Since the date of the Base Balance Sheet, the Company and the Subsidiary have collected their accounts receivable in the ordinary course of their respective business and in a manner which is consistent with past practices and has not accelerated any such collections. Except as set forth in Schedule 2.9 and Schedule 2.20, as of June 30, 2005, neither the Company nor the Subsidiary has any accounts receivable or loans receivable from any affiliate or any individual persons whose relationship with any of the Company's or the Subsidiary's directors, officers or employees or any shareholder is that of first cousin or closer.

             (b) All accounts payable and notes payable of the Company and the Subsidiary arose in bona fide arm's length transactions in the ordinary course of business and no such account payable or note payable is delinquent in its payment. Since the date of the Base Balance Sheet, the Company and the Subsidiary have paid their accounts payable in the ordinary course of their respective business and in a manner which is consistent with their respective past practices. Except as set forth in Schedule 2.20, as of June 30, 2005, neither the Company nor the Subsidiary has any account payable to any affiliate or any individual persons whose relationship with any of the Company's or the Subsidiary's directors, officers, employees or Shareholders is that of first cousin or closer (other than expense reimbursement obligations incurred in the ordinary course of business).

        2.10 Absence of Certain Changes. Since the date of the Base Balance Sheet, the Company and the Subsidiary have conducted their business only in the ordinary course and consistent with past practices, and except as disclosed in Schedule 2.10 attached hereto there has not been:

             (a) any change which by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or could reasonably be expected to have a Material Adverse Effect;

             (b) any contingent liability incurred by the Company or the Subsidiary as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company or the Subsidiary;

             (c) any Lien placed on any of the assets of the Company or the Subsidiary which remains in existence on the date hereof or will remain on the Closing Date;

             (d) any material obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, incurred by the Company or the Subsidiary other than obligations and liabilities incurred in the ordinary course of business consistent with the terms of this Agreement;

             (e) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of the Company or the Subsidiary other than in the ordinary course of business (except for the transfers of the Excluded Real Estate);

             (f) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting any of the properties, assets or business of the Company or the Subsidiary;

             (g) any labor dispute or claim of unfair labor practices involving the Company or the Subsidiary; any change in the compensation (in the form of salaries, wages, incentive arrangements or otherwise) payable or to become payable by the Company or the Subsidiary to any of its officers, employees, agents or independent contractors, or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors (other than shares granted under the Company's employee stock grant program on July 1, 2005); entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any officer, director or employee of the Company or the Subsidiary;

             (h) any change, or the obtaining of information concerning a prospective change, with respect to the officers or management of the Company or the Subsidiary, any grant of any severance or termination pay to any officer or employee of the Company or the Subsidiary or any increase in benefits payable under any existing severance or termination pay policies or employment agreements other than (i) normal merit increases for salaried employees or (ii) increases or grants required by contracts disclosed herein;

             (i) any obligation or liability incurred by, or any payment, loan or advance made by the Company or the Subsidiary to any Shareholder, any of its officers or employees or any family members of any of the foregoing, except normal compensation and expense allowances payable to such officers or employees;

             (j) any change in the manner of keeping books, accounts or records, accounting methods or practices, standard costs, credit practices or collection or pricing policies used by the Company or the Subsidiary;

             (k) any other transaction entered into by the Company or the Subsidiary other than transactions in the ordinary course of business;

             (l) any purchase by the Company or the Subsidiary of any asset costing more than $100,000, any sale by the Company or the Subsidiary of any asset having a net book value of $100,000 or more, or any purchase by the Company of any equity interest in any entity;

             (m) any material change in the Company's or the Subsidiary's business organization or business relationships with suppliers, subcontractors, customers and others having business relations with the Company or the Subsidiary (other than changes that occur in the ordinary course of business that are not expected to have a Material Adverse Effect);

             (n) any change in the kind and amount of insurance maintained by the Company or the Subsidiary;

             (o) any (i) declaration, setting aside or payment of any dividend or other distribution by the Company or the Subsidiary with respect to its capital stock, (ii) direct or indirect redemption, purchase or other acquisition by the Company or the Subsidiary of its capital stock or Common Stock Equivalents, (iii) issuance or sale of any capital stock or Common Stock Equivalents of the Company or the Subsidiary or (iv) grant, issuance or exercise of options, warrants, subscriptions, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of any shares of capital stock of any class or other equity interests or Common Stock Equivalents of the Company or the Subsidiary;

             (p) any payment on any indebtedness or capital leases, except regularly scheduled payments pursuant to the terms of such indebtedness and leases;

             (q) any amendment or termination of any Material Contract to which the Company or the Subsidiary is a party or by which it is bound (other than change orders in the ordinary course of business); or

             (r) any agreement or understanding whether in writing or otherwise, that would result in any of the transactions or events or require the Company or the Subsidiary to take any of the actions specified in paragraphs (a) through (r) above.

        2.11 Intellectual Property.

             (a) Schedule 2.11 attached hereto contains a complete and accurate list of all patents, patent applications, registered trademarks, registered service marks, registered trade names and registered copyrights which are owned by the Company and the Subsidiary ("Company Owned Intellectual Property"). The Company and the Subsidiary exclusively own the Company Owned Intellectual Property and own or possess adequate rights to use all other patents, patent applications, trademarks, service marks, trade names, copyrights, inventions, technology and software ("Intellectual Property") presently used by the Company and the Subsidiary and which are material to the business of the Company and the Subsidiary as presently conducted (such Intellectual Property, "Company Intellectual Property").

             (b) All patents, patent applications, trademarks and copyrights that are Company Owned Intellectual Property which are issued by, registered with or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned.

             (c) There are no pending or, to the Company's knowledge, threatened claims against the Company or the Subsidiary or any of their employees alleging that (i) any of the Intellectual Property or the Company's or the Subsidiary's business, infringes or conflicts with the rights of any other party under any patent, trademark, service mark, copyright, trade secret or other intellectual property right ("Third Party Rights") or (ii) the Company or the Subsidiary or any of their employees has misappropriated any Third Party Rights.

             (d) Neither the operation of the business of the Company or the Subsidiary as presently conducted nor any Company Owned Intellectual Property infringes or violates any Third Party Right other than the rights under any patent, and to the Company's knowledge, neither the operation of the business of the Company or the Subsidiary as presently conducted nor any Company Owned Intellectual Property infringes or violates any Third Party Rights under any patent.

             (e) Neither the Company nor the Subsidiary has received any communications alleging that any of the Company Owned Intellectual Property is invalid or unenforceable.

             (f) No current or former employee or consultant of the Company or the Subsidiary owns any right, title or interest in or to any of the Company Owned Intellectual Property.

             (g) To the Company's knowledge, no third party has violated or infringed or is violating or infringing any of the Company Owned Intellectual Property.

             (h) Neither the Company nor the Subsidiary (i) has granted to anyone a license to or right to use any Company Owned Intellectual Property; or (ii) is obligated to or pays royalties or other fees to anyone with respect to the Company's or the Subsidiary's use of any Company Owned Intellectual Property.

        2.12 Trade Secrets and Customer Lists. The Company and the Subsidiary have the right to use, free and clear of any claims or rights of others, all trade secrets, inventions, customer lists and manufacturing and secret processes required for or incident to the manufacture, design, tooling assembly or marketing of products sold, manufactured, licensed, under development or produced by them, including products licensed from others, currently or within the ten (10) years preceding the Closing Date. There are no payments required to be made by the Company or the Subsidiary for the use of such trade secrets, inventions, customer lists and manufacturing and secret processes. Neither the Company nor the Subsidiary is using or in any way making use, without authorization, of any confidential information or trade secrets of any third party, including without limitation, a former employer of any present or past employee of the Company or the Subsidiary or of any of their predecessors or affiliates.

        2.13 Contracts. Schedule 2.13 hereto lists all of the following contracts, commitments, plans, agreements and licenses to which the Company or the Subsidiary is a party or to which it is subject as of the date which is five (5) business days prior to the Closing Date (complete and correct copies (written descriptions in the case of any of the foregoing that are verbal) of which have been delivered to Buyer), (collectively, "Material Contracts"):

             (a) any employment contract or any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

             (b) any subcontracts or purchase orders involving a commitment or payment in excess of $5,000,000 or any other contracts or agreements creating any obligation of or to the Company or the Subsidiary of $5,000,000 or more with respect to any such contract;

             (c) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

             (d) any fixed price contract or agreement for any project equal to or in excess of $5,000,000;

             (e) any acquisition, merger or similar agreement with respect to the acquisition of capital stock or assets between the Company and any third party;

             (f) any contract or agreement containing covenants limiting the freedom of the Company or the Subsidiary to compete in any line of business or with any person or entity or containing any exclusive dealing obligation;

             (g) any contract or agreement for the purchase of any fixed asset involving amounts greater than $100,000 or having a term longer than one (1) year, whether or not such purchase is in the ordinary course of business;

             (h) any license agreement (as licensor or licensee) involving amounts greater than $100,000 or having a term longer than one (1) year, other than non-enterprise software licenses (e.g. personal computers);

             (i) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money, any pledge or security arrangement;

             (j) any surety bond (bid, performance or other), letter of credit, agreement of guarantee or indemnification (other than indemnification provisions in commercial agreements, leases and other arrangements entered into in the ordinary course of business), or any commitment to issue any such surety bond, letter of credit, agreement of guarantee or indemnification;

             (k) any contract or agreement (including any employment or severance agreement) with any current or former officer, employee, consultant, director or shareholder of the Company or the Subsidiary or with any persons or organizations controlled by or affiliated with any of them (other than contracts or agreements relating solely to confidentiality or non-solicitation agreements to which any current employee is bound);

             (l) any contract with any Governmental Authority;

             (m) any registration rights agreements, warrants, warrant agreements or other rights to subscribe for securities, any voting agreements, voting trusts, shareholder agreements or other similar arrangements or any stock purchase or repurchase agreements or stock restriction agreements;

             (n) any partnership, joint venture, or other similar contract, arrangement or agreement or any other agreement or arrangement involving a sharing of profits, revenues, losses or costs with any entity; or

             (o) except as set forth on Schedule 2.20, any contract not executed in the ordinary course of business.

        Each Material Contract is valid and is in full force and effect and constitutes the legal, valid and binding obligation of the Company or the Subsidiary, as the case may be, and, to the knowledge of the Company, the other parties thereto, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies. Neither the Company, the Subsidiary nor, to the knowledge of the Company, any other party to any Material Contract, is in default in complying with any provisions thereof, and no condition or event or fact exists which, with notice, lapse of time or both would constitute a default thereof on the part of the Company or the Subsidiary or, to the knowledge of the Company, on the part of any other party thereto in any such case that could reasonably be expected to have a Material Adverse Effect. True, correct and complete copies of each Material Contract have been provided or made available to Buyer at the Company's headquarters.

        Since June 30, 2002, the Company has not (a) been ordered to stop or suspend any work as a result of, or relating to, deficiencies in work or a failure to perform or (b) received any notice of default or suspension with respect to any Material Contract. Since June 30, 2002, the Company has not received any threat of debarment or agreed to any voluntary exclusion to refrain from submitting bids or proposals on any contracts.

        2.14 Litigation. Except as set forth in Schedule 2.14 attached hereto, there is no litigation, binding dispute resolution proceeding, claim or Governmental or administrative proceeding or investigation pending or, to the knowledge of the Company, threatened against (a) the Company or the Subsidiary, (b) against any Shareholder, officer, director or key employee of the Company or the Subsidiary involving any Company Shares or the business of the Company or the Subsidiary or (c) which could prevent or hinder the consummation of the transactions contemplated by this Agreement. With respect to each matter set forth therein, Schedule 2.14 attached hereto sets forth a description of the forums for the matter, the parties thereto and the type and amount of relief sought.

        2.15 Compliance with Laws. The Company and the Subsidiary are currently in material compliance and have in the past complied in all material respects with all applicable statutes, ordinances, orders, rules and regulations promulgated by any Governmental Authority, and neither the Company nor the Subsidiary has received any notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.

        2.16 Insurance. As of August 31, 2005, the Company and the Subsidiary have general commercial liability, professional liability, workers compensation and employer's liability, fire and casualty, environmental, pollution and such other appropriate insurance policies with coverage as identified in Schedule 2.16. Except as set forth in Schedule 2.16, as of August 31, 2005, there are no claims pending against the Company or the Subsidiary under any such insurance policies and to the Company's knowledge, there is no threatened termination of any such policies or arrangements. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and the Company and the Subsidiary are in compliance in all material respects with the terms of such policies. There is no claim by the Company or the Subsidiary pending under any such policies as to which coverage has been questioned, denied or disputed by the insurer. Each such insurance policy shall continue to be in full force and effect through the date of the Closing.

        2.17 Warranty and Related Matters. Schedule 2.17 sets forth (i) a complete list of all claims made to the sureties of the Company and the Subsidiary within the past five (5) years with respect to any matters related to or arising out of all outstanding contractual warranties and guarantees on any of the construction projects or jobs completed by or service provided by the Company or the Subsidiary for itself, a customer or a third party (each such service shall be referred to herein as a "Company Service") and (ii) a complete list of all outstanding contractual warranties and guarantees with respect to a Company Service completed since January 1, 2003 that extend beyond one (1) year from the date of completion of such Company Service, excluding warranties and guarantees furnished by subcontractors, material suppliers or other third parties and excluding warranties and guarantees for which the Company has reasonable and appropriate insurance coverage. Except for the claims listed on Schedule 2.17, there are no pending or, to the Company's knowledge, threatened claims against the Company or the Subsidiary relating to any Company Service or any other work performed by the Company or the Subsidiary, product liability, warranty or other similar claims (including any claim alleging that any Company Service is defective or fails to meet any product or service warranties). To the Company's knowledge, there are (a) no inherent, systemic or chronic problems in any Company Service including, but not limited to, any problems related to mold or fungal growth resulting from a deficiency or problem with any Company Service and (b) no liabilities for warranty or other claims or returns with respect to any Company Service relating to any such defects or problems (except for such liabilities for which the Company has reasonable and appropriate insurance coverage). To the Company's knowledge, to the extent a Company Service includes design services, there are no inherent design defects.

        2.18 Finder's Fees. Neither the Company nor the Subsidiary has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement, except as set forth in Schedule 2.18, which fee shall be payable by the Company for the account of the Shareholders from the proceeds of the Purchase Price paid to the Shareholders.

        2.19 Approvals. Except as set forth in Schedule 2.19, the Company holds all permits, registrations, licenses, franchises, certifications and other approvals (collectively, the "Approvals") from third parties including, without limitation Governmental Authorities, that are required to operate the business of, or were otherwise obtained by, the Company and the Subsidiary. Each Approval is validly held by the Company or the Subsidiary, as the case may be, is in full force and effect, and the Company or the Subsidiary is operating in compliance therewith. The Approvals include, but are not limited to, those required in order for the Company and the Subsidiary to conduct their respective business under federal, state or local statutes, ordinances, orders, requirements, rules, regulations, or laws pertaining to environmental protection, public health and safety, worker health and safety, buildings, highways or zoning. None of the Approvals is subject to termination as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, and, to the knowledge of the Company, Buyer will not be required to obtain any further Approvals to continue to conduct the business of the Company and the Subsidiary after the Closing. Neither the Company nor the Subsidiary is subject to or bound by any agreement, judgment, decree or order which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor the Subsidiary is subject to any unsatisfied judgment, consent decree, compliance order or administrative order with respect to any aspect of the business, affairs, properties or assets of the Company or the Subsidiary and has not received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any Governmental Authority with respect to any aspect of the business, affairs, properties or assets of the Company or the Subsidiary which has not been fully resolved.

        2.20 Related Parties. Except as set forth in Schedule 2.20, (a) since December 31, 2002 through June 30, 2005, there have been no transactions between the Company or the Subsidiary and any Related Party (as defined below) or any payment (however characterized) by the Company or any Subsidiary to any Related Party or by any Related Party to the Company or the Subsidiary and (b) there is no lease, agreement or commitment between the Company or the Subsidiary and any Related Party. As used in the preceding sentence, the term "transaction" includes, but is not limited to, any sale and or other transfer of property or assets, the lease or other use of the property or assets, the provision of services and the furnishing of personnel, whether or not for consideration. Except as set forth in Schedule 2.20, or as disclosed herein (i) no Related Party has any interest in any property of the Company or the Subsidiary, real or personal, tangible or intangible, including, but not limited to, Intellectual Property, (ii) no Related Party is indebted to the Company or the Subsidiary and (iii) neither the Company nor the Subsidiary is indebted to any Related Party. For purposes of this Agreement, "Related Party" means (A) an individual who is an officer, director, partner or Shareholder of the Company or the Subsidiary, (B) any member of the family of, or any individual who has the same home as, any individual (or the spouse of any such individual) described in clause (A) above, (C) any trust, estate or partnership of which an individual described in clause (A) or (B) above is a grantor, fiduciary, beneficiary or partner or (D) any person or entity (or any subsidiary of such person or entity) of which one or more persons or entities described in clause (A), (B) or (C) above have either (x) aggregate record or beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of at least 10% of the outstanding equity securities or at least 10% of the outstanding voting securities or (y) the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

        2.21 Employee Benefit Programs.

             (a) Schedule 2.21(a) attached hereto sets forth a list of each employee benefit plan (whether or not within the meaning of ERISAss.3(3) and whether or not subject to ERISA), including each employee pension plan, employee welfare, multiemployer plan (within the meaning of ERISAss.ss.3(37) or 4001(a)(3) (a "Multiemployer Plan")), multiple employer welfare arrangement (within the meaning of ERISAss.3(40)), written or oral employment or consulting agreement, change in control agreement, severance pay plan or agreement, employee relations policy (or practice, agreement or arrangement), agreements with respect to leased or temporary employees, vacation plan or arrangement, sick pay plan, stock purchase plan, stock option plan, fringe benefit plan, incentive plan, bonus plan, cafeteria or flexible spending account plan and any deferred compensation agreement (or plan, program, or arrangement) covering any present or former employee, director or consultant of the Company and which is sponsored or maintained by or to which contributions are made by either (1) the Company (including the Subsidiary), or (2) any other organization which together with the Company is treated as a single employer under Codess.ss.414(b) or (c) (an "ERISA Affiliate") or to which the Company, the Subsidiary or any ERISA Affiliate has any liability. Each and every such plan, program, policy, practice, arrangement and agreement is hereinafter referred to as an "Employee Program." In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or vehicle.

             (b) Each Employee Program which has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section and has, to the Company's knowledge, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing Date (or, if earlier, the date that all of such Employee Program's assets were distributed). No event or omission has occurred which would reasonably be expected to cause any Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)). Each asset held under any such Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Program.

             (c) There has been no material failure of the Company or any ERISA Affiliate to comply with any laws or agreements applicable with respect to the Employee Programs. With respect to any Employee Program, there has been no (i) "prohibited transaction," as defined in Section 406 of the ERISA or Code Section 4975, (ii) material failure to comply with any provision of ERISA, other applicable law, or any agreement, or (iii) non deductible contribution, which, in the case of either of (i) or (ii), could reasonably be expected to subject the Company to liability for any damages, penalties, or taxes, or any other loss or expense. No litigation or Governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Company's knowledge, threatened with respect to any such Employee Program. All payments or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs, for all periods prior to the Closing Date, either have been made or have been or will be accrued for in the Closing Balance Sheet (and all such unpaid but accrued amounts as of August 31, 2005 are described in Schedule 2.21(c) attached hereto, other than union benefits payable, which are described in said schedule as of June 30, 2005).

             (d) Neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA which has not been paid in full prior to the Closing. There has been no "accumulated funding deficiency" (whether or not waived) with respect to any Employee Program ever maintained by the Company, the Subsidiary or any Affiliate and subject to Code Section 412 or ERISA Section 302. With respect to any Employee Program maintained by the Company, the Subsidiary or any Affiliate and subject to Title IV of ERISA, there has been no (nor will there be any as a result of the transactions contemplated by this Agreement) (i) "reportable event," within the meaning of ERISA Section 4043 or the regulations thereunder, for which the notice requirement is not waived by the regulations thereunder, and (ii) event or condition which presents a material risk of a plan termination or any other event that may cause the Company, the Subsidiary or any Affiliate to incur liability or have a lien imposed on its assets under Title IV of ERISA. No Employee Program maintained by the Company or any ERISA Affiliate and subject to Title IV of ERISA (other than a Multiemployer Plan) has any "unfunded benefit liabilities" within the meaning of ERISA Section 4001(a)(18), as of the Closing Date. Neither the Company, the Subsidiary nor any Affiliate has ever maintained a Multiemployer Plan. Except as set forth in Schedule 2.21(d), none of the Employee Programs has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

             (e) With respect to each Employee Program, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Buyer: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the three most recent actuarial valuation reports completed with respect to such Employee Program; (v) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Employee Program; (vii)

any registration statement or other filing made pursuant to any federal or state securities law and (viii) all correspondence to and from any state or federal agency within the last six years with respect to such Employee Program.

             (f) Each Employee Program required to be listed in Schedule 2.21(a) attached hereto may be amended, terminated, or otherwise modified by the Company or an ERISA Affiliate, as applicable, to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Employee Program and no employee communications or provision of any Employee Program document has failed to effectively reserve the right of the Company or the Subsidiary to so amend, terminate or otherwise modify such Employee Program.

             (g) Each Employee Program has been maintained in compliance with all applicable requirements of federal and state securities laws including (without limitation, if applicable) the requirements that the offering of interests in such Employee Program be registered under the Securities Act of 1933 and/or state "Blue Sky" laws.

             (h) Each Employee Program has complied with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women's Health and Cancer Rights Act of 1998.

        2.22 Environmental Matters.

             (a) The Company and the Subsidiary are in compliance with all Environmental Laws, and hold and are in compliance with all environmental permits, certificates, licenses, approvals, registrations and authorizations required under all Environmental Laws in connection with their respective businesses ("Company Environmental Permits"). All Company Environmental Permits are in full force and effect and will not by their terms expire less than ninety (90) days following the Closing Date.

             (b) Neither the Company nor the Subsidiary has received any request for information, demand, administrative inquiry, notice of claim, notice of intent to bring a "citizens suit" under any Environmental Laws, formal or informal complaint or claim, or other notification that, or other information indicating that, it is or may be potentially liable or responsible under Environmental Laws, and there is no civil, administrative, or criminal proceeding pending or threatened against the Company or the Subsidiary, or any person for whose conduct the Company or the Subsidiary is or may be held responsible, under any Environmental Laws. The Company does not have any reason to believe that any of the items enumerated in this subsection (b) will be forthcoming.

             (c) Neither the Company nor the Subsidiary has produced, processed, used, generated, treated, stored, handled, disposed of, accepted for disposal transferred or recycled any Hazardous Material at any property now or formerly owned, operated or leased by the Company or the Subsidiary except in compliance with Environmental Laws.

             (d) No polychlorinated biphenyls ("PCBs") or equipment containing PCBs; asbestos or asbestos-containing materials; lead or lead-based paint; urea formaldehyde foam insulation; or toxic mold, mildew or fungi (i) are present, or ever have been present, at any property now or formerly owned, operated or leased by the Company or the Subsidiary or, to the Company's knowledge, at any building constructed by the Company or the Subsidiary or (ii) has resulted in damages to or at any property now or formerly owned, operated or leased by the Company or the Subsidiary or any building constructed by the Company or the Subsidiary where such damages are not covered by insurance (or where such coverage is in dispute with the insurer) maintained by the Company or the Subsidiary. Except as set forth in Schedule 2.22(d), there are no underground or aboveground storage tanks, active or abandoned, at any property now or formerly owned, operated or leased by the Company or the Subsidiary.

             (e) Neither the Company nor the Subsidiary, has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any Hazardous Material to or at any location that is listed or proposed for listing on the National Priorities List (the "NPL") promulgated pursuant to CERCLA, CERCLIS, or any equivalent list of sites for cleanup under any analogous state program.

             (f) Except as authorized by Environmental Laws, (i) neither the Company nor the Subsidiary, has Released any Hazardous Material on, in, from, under or at any real property now or formerly owned, operated or leased by the Company or the Subsidiary, and (ii) no Hazardous Material has been Released into, is threatened to be Released into, or has come to be located in the Environment at any property now or formerly owned, operated or leased by the Company or the Subsidiary, and no such property is listed or proposed for listing on the NPL, CERCLIS, or any equivalent list of sites under any analogous state program.

             (g) There is no hazardous waste treatment, storage or disposal facility, landfill, surface impoundment or underground injection well, as those terms are defined under any Environmental Laws, located at any of the real property owned, operated or leased by the Company or the Subsidiary.

             (h) There are no environmental liens recorded on any property owned by the Company or the Subsidiary.

             (i) The Company has provided or made available to Buyer all documents, records and information available to the Company and the Subsidiary concerning any environmental or health and safety matter relevant to the Company or the Subsidiary or to any property now owned, operated or leased by the Company or the Subsidiary, whether generated by the Company or by the Subsidiary or by others, including without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any Governmental Authority.

             (j) No consent, approval, authorization, registration, or filing is required under Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

             (k) For purposes of this Agreement, (i) "Environment" shall mean soil, sediment, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supplies, land, surface or subsurface strata, ambient air (including indoor air), plant and animal life (including fish and all other aquatic life), and any other environmental medium or natural resources; (ii) "Environmental Laws" shall mean all applicable foreign, federal, state, tribal, and local civil and criminal laws, principles of common law, by-laws, regulations, rules, ordinances, codes, decrees, orders, licenses, permits, conditions, judicial interpretations thereof, judgments, rulings, directives, or judicial or administrative orders, and the requirements of any Governmental Authority having jurisdiction with respect thereto, applicable to the regulation or protection of the Environment, the health and safety of persons and property, or any other environmental matters, whether existing as of the date hereof, previously enforced, or subsequently enacted, as any of the foregoing have been amended or may be amended from time to time; (iii) "Hazardous Material" shall mean any compound, chemical, contaminant, pollutant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing may be defined, identified, or regulated under or pursuant to any Environmental Laws, and including, without limitation, asbestos, asbestos-containing materials, PCBs, toxic mold, mildew or fungi, or any oil, waste oil, petroleum, or petroleum product which may pose a threat to the Environment or to human health and safety; and (iv) "Released" shall mean released, spilled, leaked, pumped, poured, drained, emitted, emptied, discharged, injected, escaped, leached, disposed, dumped, or otherwise introduced to, or allowed to escape into or through, the Environment.

        2.23 Labor and Employment Matters.

             (a) Prior to the date hereof, the Company has provided to Buyer contains a complete and accurate list of all of the non-union employees of the Company and the Subsidiary as of August 31, 2005 ("Business Employees") describing for each such Business Employee, the position, whether classified as exempt or non-exempt for wage and hour purposes, date of hire, business location, annual base salary, weekly/hourly rates of compensation and the budgeted, aggregate amount of all bonus, severance and other amounts to be paid to all Business Employees at the Closing or otherwise in connection with the transactions contemplated hereby. Schedule 2.23(a) contains a complete and accurate list of all of the independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the business of the Company and the Subsidiary and classified by the Company or the Subsidiary as other than Business Employees or compensated other than through wages paid by the Company or the Subsidiary through its payroll department and reported on a form W-4 ("Contingent Workers"), showing for each Contingent Worker such individual's role in the business, fee or compensation arrangements and other contractual terms with the Company or the Subsidiary.

             (b) Except as set forth in Schedule 2.23(b), (i) there is no, and during the past year there has not been any, labor strike, picketing of any nature, labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout pending or, to the Company's knowledge the Company, threatened against or effecting the business of the Company or the Subsidiary; (ii) neither the Company nor the Subsidiary has any duty to bargain with any union or labor organization or other person purporting to act as exclusive bargaining representative of any Business Employees or Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any Business Employee or Contingent Worker or pursuant to a collective bargaining relationship or agreement permitted by Section 8(f) of the National Labor Relations Act, 29 U.S.C. s. 158(f) ("Section 8(f)"); (iii) to the Company's knowledge, no union claims or demands to represent Business Employee or Contingent Worker, there are no organizational campaigns in progress with respect to any of the Business Employees or Contingent Workers and no question concerning representation of such individuals exists; (iv) there is no collective bargaining agreement or other contract with any union, or work rules or practices agreed to with any union, binding on the Company or the Subsidiary with respect to any Business Employee or Contingent Worker; (v) neither the Company nor the Subsidiary has engaged in any unfair labor practice; (vi) the Company and the Subsidiary are in compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, wages and hours; (vii) neither the Company nor the Subsidiary is delinquent in any payments to any Business Employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such Business Employees or Contingent Workers; (viii) there are no, and within the last three (3) years there have been no formal or informal grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or, to Company's knowledge, threatened against the Company or the Subsidiary in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; (ix) none of the employment policies or practices of Seller or the Subsidiary are currently being audited or investigated, or to the knowledge of the Company, subject to imminent audit or investigation by any Governmental Authority; (x) neither the Company nor the Subsidiary is, and within the last three (3) years neither the Company nor the Subsidiary has been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (xi) the Company and the h Subsidiary are in material compliance with the requirements of the Immigration Reform Control Act of 1986; (xii) all Business Employees are employed at-will and no Business Employees are subject to any contract with the Company or any Subsidiary; (xiii) there is no policy, plan or program of paying severance pay or any form of severance compensation in connection with the termination of any Business Employee or Contingent Worker.

             (c) Except as set forth on Schedule 2.23(c) attached hereto, neither the Company nor the Subsidiary has experienced a "plant closing," "business closing," or "mass layoff" as defined in the WARN Act or any similar state, local or foreign law or regulation affecting any site of employment of the Company or the Subsidiary or one or more facilities or operating units within any site of employment or facility of the Company or the Subsidiary, and, during the 90-day period preceding the date hereof, no Business Employee has suffered an "employment loss," with respect to the Company or the Subsidiary as defined in the WARN Act. Schedule 2.23(c) sets forth for each Business Employee who has suffered such an "employment loss" during the 90-day period preceding the date hereof (i) the name of such employee (ii) the date of hire of such employee, (iii) such employee's regularly scheduled hours over the six month period prior to such "employment loss", and (iv) such employee's last job title(s), location, assignment(s) and department(s).

The Company and the Subsidiary are in compliance with all applicable affirmative action obligations under any law, including without limitation, Executive Order 11246. To the extent that any Contingent Workers are employed, the Company has properly classified and treated them in accordance with applicable laws and for purposes of all employee benefit plans and perquisites.

        2.24 Customers and Partners.

             (a) Schedule 2.24(a) sets forth the name of each customer of the Company and the Subsidiary that accounted for more than five percent (5%) of the revenues of the Company and the Subsidiary for each of the fiscal years ended September 30, 2003 and September 30, 2004 and/or for the nine months ended June 30, 2005 (the "Customers") together with the names of any persons or entities with which the Company or the Subsidiary has a material strategic partnership or similar relationship ("Partners"). No Customer or Partner of the Company or the Subsidiary has canceled or otherwise terminated its relationship with the Company or the Subsidiary or has materially decreased its usage or purchase of the services or products of the Company or the Subsidiary since December 31, 2002. Except as set forth on Schedule 2.24(a), to the Company's knowledge, no Customer or Partner has any expressed plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or the Subsidiary or to decrease materially or limit its usage, purchase or distribution of the services or products of the Company or the Subsidiary.

             (b) Except as set forth in Schedule 2.24(b), as of June 30, 2005, neither the Company nor the Subsidiary has any unapproved or pending net positive or net negative claim, change order, or request for equitable adjustment involving direct or indirect cost incurred or anticipated to be incurred by the Company that is included in the Company's estimated final revenue or credited to estimated final cost in excess of $ 250,000, with any of its customers that could adversely affect the gross margin on the contracts to which they relate.

             (c) Except as set forth in Schedule 2.24(c), as of June 30, 2005, neither the Company nor the Subsidiary has any unapproved or pending net positive or net negative claim, change order, or request for equitable adjustment from a subcontractor or supplier of the Company in excess of $ 1,000,000.

        2.25 Suppliers; Subcontractors. The Company's and the Subsidiary's relationships with their suppliers and subcontractors are good commercial working relationships, and, since the date of the Base Balance Sheet, no supplier or subcontractor that the Company has paid or is under contract to pay $250,000 or more has canceled, materially modified, or otherwise terminated its relationship with the Company or the Subsidiary, or materially decreased availability of its services, supplies or materials to the Company or the Subsidiary. To the Company's knowledge, no supplier or subcontractor has any expressed plan or intention to do any of the foregoing.

        2.26 Bids; Proposals. Schedule 2.26 sets forth a list of outstanding or in-process bids or proposals by the Company and the Subsidiary as of June 30, 2005. Except as specifically set forth on Schedule 2.26 no bid or proposal, if awarded, would obligate the Company or the Subsidiary to make an equity investment in any Person, to make payments to third parties to develop any project or to provide or arrange for financing for any project.

        2.27 Bank Accounts. Schedule 2.27 attached hereto sets forth the names and locations of all banks and other financial institutions at which the Company and the Subsidiary maintain accounts or safe deposit boxes of any nature and the names of all persons authorized to have access thereto, draw thereon or make withdrawals therefrom. At the Closing, copies of all records, including all signature and authorization cards, pertaining to such accounts and safe deposit boxes will be delivered to Buyer.

        2.28 Government Contracts. Neither the Company nor the Subsidiary has (a) any obligation to renegotiate any federal, state, municipal, tribal or local government, quasi-government, sovereign or quasi-sovereign agreements, contracts, subcontracts or commitments (each a "Government Contract"), (b) been suspended, debarred, or to the Company's knowledge, proposed for suspension and/or debarment, voluntarily excluded from qualifying to bid and/or bidding on or otherwise found not responsible to bid on any contracts for construction and/or design work on a public construction project, (c) been audited by any Governmental Authority with respect to any Government Contracts entered into or goods and services provided by the Company or the Subsidiary or any of their affiliates, except audits resulting in determinations neutral or favorable to the Company or the Subsidiary or as set forth on Schedule 2.28, (d) been investigated by any Governmental Authority with respect to any Government Contract entered into or goods and services provided by the Company or the Subsidiary or any of their Affiliates, except audits resulting in determinations neutral or favorable to the Company or the Subsidiary, (e) had a contract terminated by any Governmental Authority for default or failure to perform in accordance with applicable standards or (f) been alleged to have submitted a claim for additional time and/or compensation on a construction project that was in any way false and/or fraudulent. Except as set forth on Schedule 2.28, neither the Company nor the Subsidiary has ever had any outstanding Government Contracts which require it to obtain or maintain a United States government security clearance or a foreign government security clearance. Except as set forth on Schedule 2.28, to the Company's knowledge, all Government Contracts of the Company and the Subsidiary are fully funded, none have been cancelled and none are subject to cancellation as a matter of right prior to the expiration thereof. Neither the Company nor the Subsidiary has ever been disallowed by a contracting officer's final decision any costs incurred in excess of $10,000 under any Government Contract. Except as set forth on Schedule 2.28, as of the date of this Agreement, all required reports and filings have been submitted with respect to any Government Contracts.

        2.29 Illegal Payments. Neither the Company, the Subsidiary nor any of their affiliates has ever offered, made or received on behalf of the Company any illegal payment or contribution of any kind, directly or indirectly, including, without limitation, payments, gifts or gratuities, to any person, entity, or United States or foreign national, state or local government officials, employees or agents or candidates therefore or other persons.

Notwithstanding any provision to the contrary contained in this Section 2, the Company shall not be deemed to have breached any representation or warranty contained herein based upon the omission of any item required to be set forth on a particular schedule to this Agreement if such item has been disclosed in response to any other schedule hereto and sufficient information has been provided in connection with such disclosure (taking into account the context in which the disclosure was made) to reasonably inform the recipient that such disclosure would also apply to the subject schedule.

SECTION 2A. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.

        As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Shareholder hereby severally makes to Buyer each of the representations and warranties set forth in this Section 2A. No Shareholder shall have any right of indemnity or contribution from the Company with respect to the breach of any of his or her representations or warranties hereunder.

        2A.1 Company Shares. Each Shareholder owns of record and beneficially the number of the Company Shares set forth opposite such Shareholder's name in Exhibit A. Such Company Shares are, and when delivered by such Shareholder to Buyer pursuant to this Agreement will be, duly authorized, validly issued, fully paid, non-assessable and free and clear of any and all Liens, (other than transfer restrictions under federal or state securities laws).

         2A.2 Authority. Each Shareholder has all requisite authority, right, power and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Shareholder pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. Without limitation of the foregoing, each individual (i) who established any trust which is a Shareholder which holds Company Shares has obtained all necessary consents and approvals required under the terms of the trust and/or (ii) that is a Shareholder who holds any Company Shares which are community property, has obtained any necessary approvals from such individual's spouse, to legally and validly consummate the transactions contemplated by this Agreement. This Agreement and each agreement, document and instrument to be executed and delivered by any Shareholder pursuant to or as contemplated by this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of such Shareholder and his or her respective executors, heirs and assigns, as the case may be, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies. The execution, delivery and performance by each Shareholder of this Agreement and each such agreement, document and instrument:

             (a) do not and will not violate any laws of the United States, or any state or other jurisdiction applicable to such Shareholder or require such Shareholder to obtain any approval, consent or waiver of, or make any filing with, any person or entity (including any Governmental Authority) that has not been obtained or made; and

             (b) do not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, Lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Shareholder is a party or by which the property of such Shareholder is bound or affected, or result in the creation or imposition of any Lien on any of the assets or properties of the Company or the Subsidiary.

        2A.3 Finder's Fee. Except for the fees payable by the Company under the agreement referenced in Schedule 2.18 (which fees will be paid from the proceeds of the Purchase Price paid to the Shareholders), each Shareholder represents and warrants that he or she has not directly or indirectly incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

        2A.4 Agreements. No Shareholder is a party to any non-competition, trade secret or confidentiality agreement with any party other than the Company or the Subsidiary. There are no agreements or arrangements not disclosed in a Schedule hereto, to which any Shareholder is a party relating to the business of the Company or the Subsidiary or to such Shareholder's rights and obligations as a Shareholder, director or officer of the Company or the Subsidiary. Except as disclosed in Schedule 2A.4, no Shareholder owns, directly or indirectly, on an individual or joint basis, any material interest in, or serve as an officer or director of, any customer, competitor or supplier of the Company or the Subsidiary, or any organization which has a contract or arrangement with the Company or the Subsidiary.

SECTION 3. COVENANTS OF THE COMPANY AND SHAREHOLDERS.

         The Company and each Shareholder hereby covenant and agree with Buyer as follows:

        3.1 Cooperation. From the date hereof and prior to the Closing, the Company and each Shareholder will use its, his or her reasonable best efforts, and will cooperate with Buyer in all material respects, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties (including any consents required under or in connection with any Material Contract) as shall be required in order to effectuate the transactions contemplated hereby, and will otherwise use its reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

        3.2 Conduct of Business. Except as may be otherwise expressly permitted by this Agreement or with the prior written consent of Buyer, from the date hereof and prior to the Closing, the Company and the Subsidiary will: (a) operate only in the ordinary course, consistent with past practice; (b) use its reasonable best efforts to preserve intact its business organization; (c) continue in full force and effect all of its existing insurance policies (or comparable insurance); and (d) use its reasonable efforts to preserve its relationships and agreements with its subcontractors, suppliers and customers, licensors and licensees and others having business dealings with it in a manner consistent with past practices. Except as may be otherwise expressly permitted by this Agreement (including the Real Estate Transfers) or required by law or, with the prior written consent of Buyer, from the date hereof through the Closing or earlier termination of this Agreement, neither the Company nor the Subsidiary shall:

                  (i) borrow any funds or incur any contingent liability as a guarantor or otherwise with respect to the obligations of others, or incur any other contingent or fixed obligations or liabilities other than in the ordinary course of business consistent with prior practices;

                  (ii) sell, lease, exchange, license or otherwise dispose of any of its properties or assets;

                  (iii) create, or permit to be created, any Lien upon any of its properties or assets, except (A) liens for Taxes not due, (B) purchase money security interests and (C) mechanics' liens being disputed in good faith;

                  (iv) make any increase in, or any commitment to increase, the compensation, benefits or other payments payable or provided to, or to become payable to, any officer, director, employee, Shareholder or agent;

                  (v) alter the manner of keeping its books, accounts or records or change any of the accounting practices, principles, periods or methods used by it;

                  (vi) create, modify or increase any benefits under any bonus, deferred compensation, pension, profit sharing, retirement, insurance, severance, stock purchase, stock option or other fringe benefit plan, arrangement or practice or any other Employee Program, whether formal or informal, pay any bonus (other than the bonus payments in the amounts and to the Business Employees as set forth on a schedule provided to Buyer by the Company prior to Closing, which bonus payments shall not exceed, in the aggregate, the amount accrued for such bonus payments on the Company's balance sheet as of August 31, 2005 (the "Accrued Bonus Amount")) or pay any benefit not required under any such plan, arrangement or practice as in effect on the date hereof;

                  (vii) change the terms of any of accounts receivable;

                  (viii) declare or pay any dividends in cash, securities or other property, make any other distribution with respect to its capital stock (other than cash distributions to the Shareholders not to exceed the net proceeds received by the Company from the transfer of the Excluded Real Estate), acquire, directly or indirectly, by redemption or otherwise, any of its capital stock, or issue any debt or equity security;

                  (ix) make any other payment (however characterized) to a Related Party;

                  (x) be party to any merger, consolidation or other business combination;

                  (xi) organize any new subsidiary or acquire any capital stock of any person or any equity or ownership interest in any business;

                  (xii) prepay any obligation having a maturity of more than 90 days from the date it was issued and incurred;

                  (xiii) enter into or modify any employment agreement or similar commitment;

                  (xiv) enter into or modify, or engage in any negotiations with respect to, any collective bargaining, union agreement or similar commitment;

                  (xv) make or commit to any capital expenditure or acquire any property or assets (other than raw materials, parts and components purchased in the ordinary course of business consistent with past practice) which, individually or in the aggregate, exceed $100,000;

                  (xvi) enter into any agreement or commitment having a term in excess of one year;

                  (xvii) enter into any agreement or commitment that restricts the Company or the Subsidiary from carrying on its business anywhere in the world;

                  (xviii) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, contingent or otherwise), other than any payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;

                  (xix) cancel any debts or waive any claims or rights of substantial value;

                  (xx) enter into any contract or agreement that would constitute a Material Contract;

                  (xxi) amend or modify any Material Contract or waive, delay the exercise of, release or assign any right or claim under, any Material Contract;

                  (xxii) make or change any Tax election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or the Subsidiary, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or the Subsidiary, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or the Subsidiary for any period ending after the Closing Date or decreasing any Tax attribute of the Company or the Subsidiary existing on the Closing Date;

                  (xxiii) agree or otherwise commit, whether in writing or otherwise, to do any of the foregoing; or

                  (xxiv) discharge, satisfy, waive or release of any material right of value or collection or compromise of any accounts receivable other than in the ordinary course of business and consistent with the Company's past practices.

        3.3 Access. From the date hereof and through the Closing, the Company shall (a) provide Buyer and its representatives with such information as Buyer or its representatives may from time to time request with respect to the Company and the transactions contemplated by this Agreement, (b) provide Buyer and its representatives access, in a manner so as not to interfere with the business of the Company and the Subsidiary, during regular business hours and upon one (1) business day prior notice to the properties, books and records of the Company and the Subsidiary as Buyer or its representatives may from time to time reasonably request and (c) permit Buyer and its representatives to discuss, in a manner so as not to interfere with the business of the Company and the Subsidiary, the business of the Company and the Subsidiary with their respective officers and their key employees, distributors and suppliers.

        3.4 Further Assurances. At any time and from time to time after the Closing, the Shareholders shall, at the request of Buyer and without further consideration, execute and deliver such further instruments or documents and take all such further action as Buyer may reasonably request in order to evidence or otherwise facilitate and implement the consummation of the transactions contemplated hereby.

        3.5 No Solicitation. Between the date hereof and the earlier to occur of the Closing Date or the termination of this Agreement, neither the Company, the Subsidiary, any Shareholder nor any of their respective managers, directors, officers, partners, affiliates, attorneys, investment bankers or accountants will, directly or indirectly, solicit, initiate, knowingly encourage, discuss or negotiate with, provide any information to, enter into any agreement with or otherwise cooperate in any way with, any person or entity other than Buyer concerning any Competing Transaction (as defined below). The Company, the Subsidiary and each Shareholder shall promptly (and in any event within two (2) business days of the occurrence of the relevant event) inform Buyer orally and in writing of any proposals or inquiries which it receives from any person or entity concerning a possible Competing Transaction or that would reasonably be expected to lead to a possible Competing Transaction, including, to the extent known by the Company, the identity of the party making the inquiry or proposal and the terms and conditions thereof. For purposes of this Agreement, the term "Competing Transaction" means any of the following: (i) any merger, consolidation, business combination or other similar transaction involving the Company or the Subsidiary; (ii) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Company or the Subsidiary; (iii) any issuance, sale, lease, exchange, transfer or other disposition of any Company Shares or any other equity interest in the Company or the Subsidiary; or (iv) any sale, exchange, transfer or other disposition by Shareholder of any interest in the Company.

        3.6 Confidentiality. No Shareholder will for any reason, directly or indirectly, for itself or himself or any other person, use or disclose any trade secrets, confidential information, know how, proprietary information or other intellectual property of the Company or the Subsidiary transferred (directly or indirectly) to Buyer as a result of the consummation of the transactions contemplated in this Agreement. The Company and the Shareholders agree that, unless and until the Closing has been consummated, each of the Company, the Shareholders and their officers, directors, agents and representatives, will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from Buyer with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information generally known in Buyer's industry, independently developed, known or procured by the Company, or which has been disclosed to the Company by third parties who have a right to do so shall not be deemed confidential or proprietary information for purposes of this agreement. Notwithstanding the foregoing, in the event the Company or a Shareholder is required by law to disclose such information, the Company or such Shareholder, or the Shareholders' Representative on behalf of such Shareholder, will provide the Buyer with prompt notice of such requirement so the Buyer may seek an appropriate protective order and failing the entry of such protective order, the Company or such Shareholder may disclose only such information as determined by independent legal counsel is required and will exercise reasonable efforts to maintain the assurance that confidential treatment will be accorded such information. If the transaction contemplated by this Agreement is not consummated, the Company and the Shareholders will return to Buyer (or certify that they have destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, Tax Returns, lists, memoranda, and other documents prepared by or made available to the Company or any of the Shareholders in connection with the transaction. Each Shareholder acknowledges that Buyer is a public company and that the federal securities laws prohibit trading in its securities on the basis of material inside information; accordingly, each Shareholder undertakes to refrain from any such trading and to take reasonable steps to prevent any officers, directors, agents and representatives of the Company from doing so.

        3.7 Non-competition. From the date of this Agreement and until the fifth anniversary of the Closing (in the case of Allen A. Rudolph and Karen M. Rudolph) and until the third anniversary of the Closing (in the case of Martin Sisemore, Rick Millitello, Gary Walz, Dennis Giles, Joe Francini and James F. Evans (collectively, the "Executives"), no Major Shareholder (as defined in Section 8.1) will, without the prior written consent of Buyer, directly or indirectly, anywhere within the States of Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah or Washington, engage in the commercial building general contracting business, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity) any business, organization or person other than the Company (or affiliate of the Company) (including any such business, organization or person involving, or which is, a family member of the Major Shareholder) that is engaged in commercial building general contracting. From the date of this Agreement and until the fifth anniversary of the Closing (in the case of Allen A. Rudolph and Karen M. Rudolph) and until the fourth anniversary of the Closing (in the case of the Executives), each Major Shareholder shall be prohibited from (a) hiring or engaging or attempting to hire or engage for or on behalf of such Major Shareholder or any such competitor any officer or employee of the Company, Buyer or any of their respective affiliates, (b) encouraging for or on behalf of such Major Shareholder or any such competitor any such officer or employee to terminate his or her relationship or employment with the Company, Buyer or any of their respective affiliates, (c) soliciting for or on behalf of such Major Shareholder or any such competitor any client of the Company, Buyer or any of their respective affiliates and (d) diverting to any Person any client or business opportunity of the Company, Buyer or any of their respective affiliates. Notwithstanding anything herein to the contrary, such Major Shareholder may make passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than five percent (5%) of the equity of such enterprise.

        3.8 Accounts Receivable. If, as of August 31, 2006, the Company and the Subsidiary have not collected in full without set-off or counterclaim all of the Receivables (as defined below) after using commercially reasonable best efforts, then the Buyer may recover from the Indemnity Escrow, subject to the Representation and Warranty Cap and the Shareholder Basket, and the provisions of Section 8 of this Agreement related thereto, the amount of the Receivables that has not been collected as of such date; provided that if any retainage Receivables or notes Receivables have not been collected prior to such date, Buyer shall only be entitled to receive that portion of the retainage Receivable or notes Receivable that Buyer believes in good faith will not be collectible in accordance with the Company's customary business practices. Buyer's sole source of recourse for any amounts payable by the Shareholders under this Section 3.8 that are not paid shall be the Indemnity Escrow. Following any such payment from the Indemnity Escrow and if requested by the Shareholders, (a) Buyer agrees to assign to the Shareholders' Representative, on behalf of the Shareholders, any uncollected Receivables for which the Shareholders reimburse Buyer to the extent of their reimbursement and (b) Buyer agrees that if uncollected Receivables for which the Shareholders reimburse Buyer are subsequently collected by Buyer, then Buyer shall refund the Shareholders' reimbursement to the extent of such collections (any such refund(s) to be paid to the Shareholders' Representative, on behalf of the Shareholders). For purposes of this Section 3.8, "Receivables" means all accounts and notes receivable of the Company and the Subsidiary (both current and retainage) set forth on the Company's balance sheet as of August 31, 2005. Any claims for indemnification under Section 8 hereof by Buyer for Losses involving a breach by the Shareholders of this Section 3.8 may be asserted by Buyer until thirty (30) days after the later of (i) the final determination of the Gross Margin Results in accordance with Section 3.9 and (ii) the final determination of the Unresolved PCO and Claims Report in accordance with Section 3.10.

        3.9 Realization of Gross Margin.

             (a) The Company and the Shareholders represent that Schedule 3.9 sets forth all of the work-in-progress of the Company and the Subsidiary as of June 30, 2005 and the projected fee or gross margin for each project included therein, on a project by project basis. The Shareholders' Representative will deliver to Buyer an updated Schedule 3.9 dated as of August 31, 2005 ("Updated Schedule 3.9") as soon as reasonably practicable following the Closing Date but no later than sixty (60) days thereafter.

             (b) Within five (5) days after final determination of the Gross Margin Results (as defined below) as provided in Section 3.9(c) below, Buyer may recover from the Indemnity Escrow, subject to Section 3.9(d), the Representation and Warranty Cap and the Shareholder Basket, and the provisions of Section 8 of this Agreement related thereto, an amount equal to the excess, if any, of (i) ninety percent (90%) of the aggregate projected fee or gross margin as of August 31, 2005 for all projects listed on Updated Schedule 3.9 based on the value of each individual project, as of the Closing Date, over (ii) the sum of the Gross Margin Results for all of such projects. The term "Gross Margin Result" for each project shall mean the positive or negative difference of:

                  (i) the projected fee gross margin for such project as set forth on Updated Schedule 3.9; less

                  (ii) the gross margin for such project as of August 31, 2006 (determined in accordance with GAAP consistently applied and consistent with the Company's accounting principles and methods existing as of August 31, 2005)

             (c) Within eighty (80) business days after the first anniversary of the Closing, Buyer shall in good faith prepare and deliver to the Shareholders' Representative a Gross Margin Results report in accordance with GAAP consistently applied and consistent with the Company's accounting principles and methods existing as of August 31, 2005, together with worksheets and data that support the Gross Margin Results report and any other information that the Shareholders' Representative may reasonably request in order to verify the Gross Margin Results. The Gross Margin Results report and the Gross Margin Results reflected thereon, shall be binding upon the parties upon the approval of such Gross Margin Results report by the Shareholders' Representative or the failure of Shareholders' Representative to object in writing within thirty (30) days after receipt thereof by the Buyer. If the Shareholders' Representative does not agree with the Gross Margin Results report and the calculation of Gross Margin Results stated thereon, and Buyer and the Shareholders' Representative cannot mutually agree on the same, then within forty-five (45) days following receipt by the Shareholders' Representative of the Gross Margin Results report, Buyer and the Shareholders' Representative shall engage the Neutral Auditor to resolve such dispute. The Neutral Auditor shall review the Gross Margin Results report and, within ten (10) business days of its appointment, shall make any adjustments necessary thereto, and, upon completion of such review, such Gross Margin Results report and the Gross Margin Results as of the Closing Date as determined by the Neutral Auditor shall be binding upon the parties. If such a review is conducted, then the party (i.e., Buyer, on the one hand, or the Shareholders, on the other hand) whose last proposed written offer for the settlement of the items in dispute, taken as a whole, was farther away from the final determination by the Neutral Auditor pursuant to the preceding sentence, shall pay all fees and expenses associated with such review.

             (d) Buyer's sole source of recourse for any amounts payable under this Section 3.9 shall be the Indemnity Escrow.

             (e) Any claims for indemnification under Section 8 hereof by Buyer for Losses involving a breach by the Shareholders of this Section 3.9 may be asserted by Buyer until thirty (30) days after the later of (i) the final determination of the Gross Margin Results in accordance with this Section 3.9 and (ii) the final determination of the Unresolved PCO and Claims Report in accordance with Section 3.10.

        3.10 Unapproved or Pending Change Orders and Claims. The Shareholders' Representative will deliver to Buyer updated versions of Schedule 2.24(b) and Schedule 2.24(c), dated as of August 31, 2005, as soon as reasonably practicable after the Closing Date but no later than sixty (60) days thereafter ("Schedule 3.10"). The pending change orders and claims set forth on Schedule 3.10 are hereafter referred to as the "Unapproved or Pending Change Orders and Claims").

             (b) Within eighty (80) days after the first anniversary of the Closing Date (the "First Anniversary"), Buyer shall in good faith prepare and deliver to the Shareholders' Representative a report (the "Unresolved PCO and Claims Report") setting forth all outstanding or Unapproved or Pending Change Orders and Claims as of August 31, 2006 (the "Unresolved PCO and Claims"), together with worksheets and data that support the Unresolved PCO and Claims Report and any other information that the Shareholders' Representative may reasonably request in order to verify the Unresolved PCO and Claims Report and the Unresolved PCO and Claims reflected thereon. The Unresolved PCO and Claims Report shall be binding upon the parties upon the approval of such Unresolved PCO and Claims Report by the Shareholders' Representative or the failure of the Shareholders' Representative to object in writing within thirty (30) days after receipt thereof by the Shareholders' Representative of such report. If the Shareholders' Representative does not agree with the Unresolved PCO and Claims Report, and Buyer and the Shareholders' Representative cannot mutually agree on the same, then within forty-five (45) days following receipt by the Shareholders' Representative of the Unresolved PCO and Claims Report, Buyer and the Shareholders' Representative shall engage the Neutral Auditor to resolve such dispute. The Neutral Auditor shall review the Unresolved PCO and Claims Report and, within ten (10) business days of its appointment, shall make any adjustments necessary thereto, and, upon completion of such review, such Unresolved PCO and Claims Report as determined by the Neutral Auditor shall be binding upon the parties. If such a review is conducted, then the party (i.e., Buyer, on the one hand, or the Shareholders, on the other hand) whose last proposed written offer for the settlement of the items in dispute, taken as a whole, was farther away from the final determination by the Neutral Auditor pursuant to the preceding sentence, shall pay all fees and expenses associated with such review.

             (c) Within five (5) days after final determination of the Unresolved PCO and Claims as provided in subparagraph (b) of this Section 3.10, the Buyer may recover from the Indemnity Escrow, subject to subparagraph (d) below, the Representation and Warranty Cap and the Shareholder Basket, and the provisions of Section 8 of this Agreement related thereto, an amount equal to one hundred percent (100%) of the Unresolved PCO and Claims to the extent included in the calculation of Closing Net Worth.

             (d) Buyer's sole source of recourse for any amounts payable by the Shareholders under this Section 3.10 shall be the Indemnity Escrow.

             (e) Any claims for indemnification under Section 8 hereof by Buyer for Losses involving a breach by the Shareholders of this Section 3.10 may be asserted by Buyer until thirty (30) days after the later of (i) the final determination of the Gross Margin Results in accordance with Section 3.9 and (ii) the final determination of the Unresolved PCO and Claims Report in accordance with this Section 3.10.

        3.11 Tax Matters.

             (a) The Shareholders shall fully cooperate, as and to the extent reasonably requested by Buyer, in connection with and any audit, litigation or other proceeding with respect to Taxes of the Company or the Subsidiary for all taxable periods ending on or before the Closing Date and all Stub Periods.

             (b) The Shareholders agree, upon request, (i) to use their best efforts to obtain any certificate or other document from any Governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Company or the Subsidiary (including, but not limited to, with respect to the transactions contemplated hereby), and (ii) to provide Buyer with all information that Buyer, the Company or the Subsidiary may be required to report pursuant to Code Section 6043 and all Treasury Regulations promulgated thereunder.

             (c) All tax-sharing agreements or similar agreements with respect to or involving the Company or the Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, the Company and the Subsidiary shall not be bound thereby or have any liability thereunder.

        3.12 Intentionally Omitted.

        3.13 Payment of Certain Related Party Transactions. By no later than the delivery date of the Closing Balance Sheet in accordance with Section 1.4(b), all accounts, notes and loans receivable of the Company and the Subsidiary from any Related Party that are outstanding as of the Closing shall have been paid in full (including such arrangements listed on Schedule 2.20 designated as being paid pursuant to this Section 3.13), provided, however, that the notes issued by each of Marcus Staniford, Bryan Morrissey, Danett Debrine and Sergio Vazquez in favor of the Company in the amounts listed on Schedule 2.20 shall remain outstanding and shall be paid in accordance with their respective terms.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER.

        Buyer hereby represents and warrants to the Company and the Shareholders as follows:

        4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts with all requisite corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted.

        4.2 Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of Buyer, and no other action on the part of Buyer is required in connection therewith. This Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to or as contemplated by this Agreement constitute (assuming the valid execution of this Agreement by the Company and the Shareholders), or will when executed and delivered by Buyer constitute, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies. The execution, delivery and performance by Buyer of this Agreement and each such other agreement, document and instrument in order to consummate the transactions contemplated by this Agreement:

             (a) do not and will not violate any provision of the charter or by-laws of Buyer;

             (b) do not and will not violate any laws of the United States or any state or other jurisdiction applicable to Buyer or require Buyer to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (including any Governmental Authority) that has not been obtained or made; and

             (c) do not and will not result in a breach of, constitute a default under, accelerate any obligation under, require a consent under, cause a termination under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, to which Buyer is a party or by which the property of Buyer is bound or affected, or result in the creation or imposition of any Lien on any of the assets of Buyer.

        4.3 Litigation. There is no litigation, claim or Governmental or administrative proceeding or investigation pending or, to the knowledge of Buyer, threatened against Buyer which could prevent or hinder the consummation of the transactions contemplated by this Agreement.

        4.4 Finder's Fees. Buyer has not incurred nor become liable for any broker's commission or finder's fee relating to or in connection with this Agreement or the transactions contemplated hereby.

        4.5 Investment. Buyer is not acquiring the Company Shares with a view to or for sale in connection with any distribution thereof within the meanings of the Securities Act of 1933, as amended.

SECTION 5. COVENANTS OF BUYER.

        Buyer hereby covenants and agrees with the Company and the Shareholders as follows:

        5.1 Cooperation by Buyer. From the date hereof and prior to the Closing, Buyer shall use its reasonable efforts, and will cooperate with the Company in all material respects, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to effectuate the transactions contemplated hereby, and shall otherwise use its best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

        5.2 Further Assurances. At any time or from time to time after the Closing, Buyer shall, at the request of the Shareholders' Representative, execute and deliver any further instruments or documents and take all such further action as the Shareholders' Representative may reasonably request in order to evidence or otherwise facilitate the consummation of the transactions contemplated hereby.

        5.3 Confidentiality. The Buyer hereby covenants and agrees that, unless and until the Closing has been consummated, Buyer and its officers, directors, agents and representatives will hold in strict confidence, and will not use any confidential or proprietary data or information obtained from the Company or the Shareholders with respect to the business or financial condition of the Company except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Notwithstanding the foregoing, in the event the Buyer is required by law to disclose such information, the Buyer will provide the Company with prompt notice of such requirement so the Company may seek an appropriate protective order and failing the entry of such protective order, the Buyer may disclose only such information as determined by independent legal counsel is required and will exercise reasonable efforts to maintain the assurance that confidential treatment will be accorded such information. Information generally known in the industries of the Company, independently developed, known or procured by the Company, or which has been disclosed to Buyer by third parties who have a right to do so shall not be deemed confidential or proprietary information for purposes of this agreement. If the transaction contemplated by this Agreement is not consummated, Buyer will return to the Company (or certify that it has destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to Buyer in connection with the transaction.

        5.4 Employee Benefits. Following the Closing Date, Buyer in its sole discretion shall either (a) continue to maintain the retirement, health and welfare benefits, programs or arrangements of the Company for the Business Employees who remain employed by the Company after the Closing Date; or (b) permit such Business Employees to participate in the retirement, health and welfare benefit plans, programs or arrangements of the Buyer (other than the Perini Corporation Pension Plan); provided, to the extent that service is relevant for purposes of eligibility, vesting, calculation of any benefit, or benefit accrual under any of the retirement, health and welfare benefit plans, programs or arrangements of the Buyer, the Buyer shall credit such Business Employees for service on or prior to the Closing Date that was recognized by the Company for purposes of the retirement, health and welfare benefit plans, programs or arrangements maintained by the Company.

        5.5 Bonus Payments. Within sixty (60) days following the Closing Date, Buyer agrees to make the bonus payments in the aggregate amount equal to the Closing Bonus Accrual (as set forth on a schedule provided to Buyer by the Company prior to Closing). In furtherance of the foregoing, within fifteen (15) days following the Closing Date, the Shareholders' Representative agrees to provide Buyer with a schedule setting forth the names of each Business Employee entitled to receive a bonus payment and the amount of such bonus payment to be made to such Business Employee (which, in the aggregate, shall not exceed the Closing Bonus Accrual).

        5.6 Trustee Acknowledgments. Within ten (10) days of the Closing Date, each non-Major Shareholder organized as a trust (a "Trust Shareholder") and holding Company Shares shall have delivered to Buyer an acknowledgement and consent from each trustee of such non-Major Shareholder, in a form mutually agreed upon by Buyer and the Company (the "Trustee Consent"); and each Major Shareholder (as defined in Section 8.1) organized as a trust and holding Company Shares shall have delivered to Buyer on or prior to the Closing Date a Trustee Consent from each trustee of such Major Shareholder.

SECTION 6. CONDITIONS TO CLOSING.

        6.1 Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

             (a) Representations; Warranties; Covenants. Each of the representations and warranties of the Company and the Shareholders contained in Sections 2 and 2A shall be true and correct as of the date of this Agreement and true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true in all respects) at and as of the Closing, as though made at and as of the Closing (except to the extent expressly made as of a specified date, which shall be true and correct in all materials respects as of such date); and the Company and the Shareholders shall, on or before the Closing, have performed all of their obligations hereunder, or the same shall have been waived in writing by Buyer, which by the terms hereof are to be performed on or before the Closing.

             (b) No Material Change. There shall have been no material adverse change in the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of the Company and the Subsidiary since the date hereof, whether or not in the ordinary course of business.

             (c) No Litigation. There shall have been no determination by Buyer, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any person or any Governmental Authority of litigation, proceedings or other action against Buyer, the Company, the Subsidiary or any Shareholder.

             (d) Consents. The Company and the Subsidiary (i) shall have made all filings with and notifications of Governmental Authorities and other entities required to be made by the Company and the Subsidiary in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the business of the Company and the Subsidiary subsequent to the Closing; and (ii) shall have received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to Buyer, from all third parties, including, without limitation, applicable Governmental Authorities, lessors, lenders and contract parties, required to permit the continuation of the business of the Company and the Subsidiary and the consummation of the transactions contemplated by this Agreement, including the transfer to Buyer of the Company Shares and to avoid a breach, default, termination, acceleration or modification of any Material Contract.

             (e) Certificate from Officers. The Company shall have delivered to Buyer a certificate of the Company's President and Chief Financial Officer dated as of the Closing to the effect that the statements set forth in paragraph (a) and (b) above in this Section 6.1 are true and correct.

             (f) Indemnity Escrow Agreement. The Shareholders' Representative, Buyer and the Indemnity Escrow Agent shall have executed and delivered the Indemnity Escrow Agreement.

             (g) Company Shares. The Shareholders shall have delivered to Buyer stock certificates evidencing the Company Shares, duly endorsed in favor of Buyer for transfer or presented with stock powers duly executed in favor of Buyer.

             (h) Resignations. Buyer shall have received resignations of (a) Allen A. Rudolph and Karen M. Rudolph from all officer, director and employee positions with the Company and the Subsidiary and (b) each director of the Company and the Subsidiary, such resignations to be effective as of the Closing.

             (i) Releases. Buyer shall have received General Releases executed by each Shareholder and each director and officer of the Company and the Subsidiary, in the forms attached hereto as Exhibits C-1 and C-2, as applicable.

             (j) Estoppel and Consent. Buyer shall have received an executed Estoppel and Consent from the landlord under each Lease, in substantially the form attached hereto as Exhibit D.

             (k) Opinion of Counsel. Buyer shall have received from Thelen Reid & Priest LLP, counsel to the Company, an opinion as of the Closing Date, in the form attached hereto as Exhibit E.

             (l) Intentionally Omitted.

             (m) Real Estate Transfers. The Company (1) shall have transferred all of its title and interest in and to the real property described on Schedule 6.1(m) attached hereto (the "Excluded Real Estate") and all obligations relating to the Excluded Real Estate such that neither the Company nor the Subsidiary (A) has any interest in the Excluded Real Estate and (B) has any mortgage, indebtedness or other obligations related to the Excluded Real Estate (the "Real Estate Transfers") and (2) shall have delivered to Buyer documents evidencing the Real Estate Transfers, which shall be in form and substance reasonably satisfactory to Buyer.

             (n) LLC Distribution. The Company shall have distributed to the Shareholders all of the membership and other equity interests of R&S Holding Company, LLC, a California limited liability company (the "LLC"), held by the Company (the "LLC Distribution").

             (o) Employment Agreements. Each of Martin Sisemore, Rick Millitello, Gary Walz, Dennis Giles, Joe Francini and James F. Evans shall have executed and delivered to Buyer an employment agreement in substantially the form attached hereto as Exhibit F.

             (p) Regulatory Approvals. All governmental and regulatory filings, authorizations and approvals that are required for the transfer of the Company Shares to Buyer and the consummation of the transactions contemplated hereby shall have been duly made and obtained.

             (q) Related Party Transactions. (i) All outstanding accounts, notes and loans receivable of the Company and the Subsidiary from any Related Party shall have been paid in full (excluding those arrangements designated on Schedule 2.20 as being paid in accordance with Section 3.13), provided, however, that the notes issued by each of Marcus Staniford, Bryan Morrissey, Danett Debrine and Sergio Vazquez in favor of the Company in the amounts listed on Schedule 2.20 shall remain outstanding and shall be paid in accordance with their respective terms and (ii) all other arrangements and transactions between the Company or the Subsidiary and any Related Party existing on or prior to the Closing Date shall have been terminated and the Company and the Subsidiary released from all obligations thereunder, except the month-to-month leases for the Company's facilities located at (A) 1250 L'Avenida Street, Mountain View, California and (B) 1260 L'Avenida Street, Mountain View, California, as set forth on Schedule 2.20.

        6.2 Conditions to the Shareholders' Obligations. The obligation of the Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

             (a) Representations; Warranties; Covenants. Each of the representations and warranties of Buyer contained in Section 4 shall be true and correct as of the date of this Agreement and true and correct in all material respects at and as of the Closing, as though made on and as of the Closing; Buyer shall, on or before the Closing, have performed all of its obligations hereunder, or the same shall have been waived in writing by the Company or the Shareholders Representative, which by the terms hereof are to be performed on or before the Closing; and Buyer shall have delivered to the Shareholders a certificate of the President or any Vice President of Buyer dated on the Closing to such effect.

             (b) No Litigation. There shall have been no determination by the Shareholders, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any person or any federal, state or other governmental authority of material litigation, proceedings or other action against Buyer, the Company, the Subsidiary or any Shareholder.

             (c) Purchase Price. Buyer shall have delivered the Purchase Price to the Company and the Indemnity Escrow Agent in accordance with Section 1.2 hereof.

             (d) Indemnity Escrow Agreement. The Shareholders' Representative, Buyer and the Indemnity Escrow Agent shall have executed and delivered the Indemnity Escrow Agreement.

             (e) Employment Agreements. Buyer shall have executed and delivered to each of Martin Sisemore, Rick Millitello, Gary Walz, Dennis Giles, Joe Francini and James F. Evans an employment agreement in substantially the form attached hereto as Exhibit G.

             (f) Regulatory Approvals. All governmental and regulatory filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained.

SECTION 7. TERMINATION PRIOR TO CLOSING.

        7.1 Termination. This Agreement may be terminated prior to the Closing:

             (a) at any time, by the mutual written consent of Buyer and the Shareholders' Representative;

             (b) by the Shareholders' Representative, if neither the Company nor the Shareholders are then in material breach of any term of this Agreement, upon written notice to Buyer, upon a material breach of any representation, warranty or covenant of Buyer contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by the Shareholders' Representative to Buyer;

             (c) by Buyer, if Buyer is not then in material breach of any term of this Agreement, upon written notice to the Shareholders' Representative, upon a material breach of any representation, warranty or covenant of the Company or any Shareholder contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by Buyer to the Shareholders' Representative; and

             (d) by Buyer or the Shareholders' Representative at any time after October 3, 2005, if the Closing has not occurred by such date and the Party seeking termination is not then in breach of any of the terms of this Agreement.

        7.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 7.1, there shall be no further liability or obligations hereunder on the part of any party hereto or their respective affiliates; provided, however, that nothing herein shall relieve either party from liability for any breach of this Agreement existing at the time of such termination.

        7.3 Waiver. At any time prior to the Closing, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other Party pursuant hereto or (c) waive compliance with any of the agreements of the other Party or conditions to its own obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Waiver of any term or condition of this Agreement by a Party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such Party, or a waiver of any other term or condition of this Agreement by such Party.

SECTION 8. INDEMNIFICATION.

        8.1 Indemnification by the Shareholders. Subsequent to the Closing, each (i) non-Major Shareholder and his or her respective executors, administrators, estates, heirs, beneficiaries and permitted assigns severally and (ii) each of Allen A. Rudolph, Karen M. Rudolph, Paul A. Aherne, Joseph Francini, Dennis Giles, James F. Evans, Martin Sisemore and Gary Walz (collectively, the "Major Shareholders") and his or her respective executors, administrators, estates, heirs, beneficiaries and permitted assigns, jointly and severally, will indemnify and hold harmless Buyer, its subsidiaries and their respective affiliates and their respective officers, directors, employees and agents (individually, a "Buyer Indemnified Party" and collectively, the "Buyer Indemnified Parties") from and against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, fines, penalties, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys, accountants and consultants) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) sustained, suffered or incurred by or made against (collectively "Losses" and individually a "Loss") any Buyer Indemnified Party arising out of, based upon or in connection with:

             (a) fraud or an intentional misrepresentation by the Company or any Shareholder of any of their representations or warranties in this Agreement or in any Schedule, exhibit, certificate, financial statement, agreement or other instrument delivered under or in connection with this Agreement;

             (b) any breach of any representation or warranty made by the Company or any Shareholder in this Agreement or in any Schedule, exhibit, certificate, financial statement, agreement or other instrument delivered under or in connection with this Agreement;

             (c) any breach of any covenant or agreement made by the Company, any Shareholder or the Shareholders' Representative in this Agreement or in any Schedule, exhibit, certificate, financial statement, agreement or other instrument delivered under or in connection with this Agreement;

             (d) any liabilities of any kind relating to, based upon, arising out of or in connection with the Excluded Real Estate, the Real Estate Transfers (including any mortgage, indebtedness or other obligations related to the Excluded Real Estate), the LLC or the LLC Distribution; and

             (e) notwithstanding whether there is a breach of any of the representations and warranties set forth in Section 2 hereof (including without limitation, Section 2.8), any liability for (i) Taxes (or the nonpayment thereof) of the Company, the LLC or the Subsidiary for (A) all taxable periods ending on or before the Closing Date and (B) the portion through the end of the Closing Date of any taxable period that includes (but does not end on) the Closing Date (a "Stub Period"), including without limitation any and all Taxes (including under Code Section 1374 or similar provision of state, local or foreign law) relating to the Real Estate Transfers or the LLC Distribution and (ii) any and all Taxes of any person (other than the Company, the LLC and the Subsidiary) imposed on any Buyer Indemnified Party as a transferee or successor, by contract, pursuant to any law, rule or regulation or otherwise which relate to an event or transaction occurring before the Closing or in connection with the Closing. For purposes of clause (i)(B) of the preceding sentence, the portion attributable to a Stub Period of any Tax based on or measured by income or receipts of the Company, the LLC or the Subsidiary shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company, the LLC or the Subsidiary holds a beneficial interest shall be deemed to terminate at such time), and the portion attributable to a Stub Period of any other Tax shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the Stub Period and the denominator of which is the number of days in the entire taxable period.

        Losses described in or arising under clauses (a) through (e) of this Section 8.1 are collectively referred to as "Buyer Indemnifiable Losses."

        8.2 Limitations on Indemnification by Shareholders.

             (a) Maximum Indemnification. Subject to the exceptions set forth in subsection (f) of this Section 8.2, the obligation of the Shareholders to indemnify Buyer Indemnified Parties in respect of any Buyer Indemnifiable Losses described in or arising under (i) Section 8.1(b) or (ii) Section 8.1(c) (other than a breach of Sections 1.4(c)(i) and 3.7) (collectively, "Representation and Warranty Losses") shall be limited, in the aggregate, to an amount equal to Three Million Dollars ($3,000,000) (the "Representation and Warranty Cap").

             (b) Shareholder Basket. Subject to the exceptions set forth in subsection (f) of this Section 8.2, no indemnification shall be payable with respect to Representation and Warranty Losses except to the extent the cumulative amount of all Representation and Warranty Losses exceeds One Hundred Thousand Dollars ($100,000) in the aggregate (the "Shareholder Basket"), whereupon the amount of such Representation and Warranty Losses in excess of the Shareholder Basket shall be recoverable in accordance with the terms hereof.

             (c) Time Limitation. Subject to the exceptions set forth in subsection (f) of this Section 8.2, no indemnification shall be payable to a Buyer Indemnified Party with respect to any claim relating to Representation and Warranty Losses asserted after the first anniversary of the Closing Date (the "Expiration Date"); provided that any claim for indemnification as to which notice has been given prior to the Expiration Date shall survive such expiration until final resolution of such claim; and provided further that, claims relating to Representation and Warranty Losses involving a breach by the Shareholders of any of the covenants or agreements contained in Sections 3.8, 3.9 or 3.10 may be asserted until thirty (30) days after the later of (i) the final determination of the Gross Margin Results in accordance with Section 3.9 and (ii) final determination of the Unresolved PCO and Claims Report in accordance with Section 3.10.

             (d) Insurance. Any Buyer Indemnifiable Loss shall be net of the dollar amount of any insurance or other proceeds actually received by the Buyer Indemnified Parties with respect to the Buyer Indemnifiable Loss. Any Buyer Indemnified Party seeking indemnity hereunder shall use commercially reasonable efforts to seek coverage (including both costs of defense and indemnity) under applicable insurance policies with respect to any such Buyer Indemnifiable Loss.

             (e) Non-Compete Losses. Notwithstanding anything herein to the contrary, in the event of any Buyer Indemnifiable Loss resulting from, based upon or arising out of a breach by a Shareholder of Section 3.7 of this Agreement, the Buyer Indemnified Parties shall be entitled to seek recovery from such breaching Shareholder and no other Shareholder, and such breaching Shareholder's liability for such Buyer Indemnifiable Loss shall not exceed an amount equal to such breaching Shareholder's ownership percentage (as set forth on Exhibit A) multiplied by the Purchase Price.

             (f) No Limitation on Certain Claims. Notwithstanding anything herein to the contrary, but subject to Sections 8.2(d) and (e), Buyer Indemnified Parties shall be entitled to dollar-for-dollar indemnification from the first dollar and shall not be subject to the Shareholder's Basket, or the Representation and Warranty Cap, or any limitation as to time in seeking indemnification with respect to any of the following:

                  (i) Losses described in or arising under Section 8.1(a), Section 8.1(c) (for the limited purpose of and to the extent of any Losses due to a breach of Sections 1.4(c)(i) and 3.7), Section 8.1(d) or Section 8.1(e); or

                  (ii) Losses described in or arising under Section 8.1(b) involving (A) a breach by the Company of any of the representations and warranties contained in Sections 2.2 and 2.3 hereof, (B) a breach by the Company of the representations and warranties contained in Section 2.22 but solely as such representations and warranties apply to the properties listed on Schedule 8.2(f) or (C) a breach by any Shareholder of any of the representations and warranties contained in Sections 2A.1 and 2A.2 hereof (in which case such breaching Shareholder shall be severally liable up to a maximum amount equal to such breaching Shareholder's ownership percentage (as set forth on Exhibit A) multiplied by the Purchase Price).

        If the same or substantially similar facts or circumstances constitute a breach of a representation or warranty and provide the basis for a claim under Sections 8.1(a), (c) (for the limited purpose of and to the extent of any Losses due to a breach of Section 1.4(c)(i)), Section 8.1(d) or Section 8.1(e), the limitations contained in this Agreement with respect to Representation and Warranty Losses shall not apply to such claim.

        Additionally, notwithstanding anything herein to the contrary, Buyer Indemnified Parties shall be entitled to claim against the Indemnity Escrow and proceed against the Shareholders directly for any Losses described in Sections 8.2(f)(i) and (ii).

        In no event shall any Shareholder be obligated to indemnify a Buyer Indemnified Party for any Losses arising out of or related to events beyond the reasonable control of the Company or the Shareholders, such as war, war like operations, terrorism, shortages, embargos and reductions in the capitalization of the Company after the Closing or changes in principles or methods of accounting after the Closing.

        8.3 Indemnification by Buyer. Buyer and its successors and permitted assigns agree subsequent to the Closing to indemnify and hold harmless the Shareholders (individually, a "Shareholder Indemnified Party" and collectively, the "Shareholder Indemnified Parties") from and against and in respect of all Losses arising out of, based upon or in connection with:

             (a) fraud or an intentional misrepresentation by Buyer of any of its representations, or warranties in this Agreement or in any schedule, exhibit, certificate, financial statement, agreement or other instrument delivered under or in connection with this Agreement;

             (b) any breach of any representation or warranty made by Buyer in this Agreement or in any Schedule, exhibit, certificate, financial statement, agreement or other instrument delivered under or in connection with this Agreement; and

             (c) any breach of any covenant or agreement made by Buyer in this Agreement or in any Schedule, exhibit, certificate, agreement or other instrument delivered under or in connection with this Agreement.

        Losses described in or arising under clauses (a) through (c) of this Section 8.3 are collectively referred to as "Shareholder Indemnifiable Losses."

        8.4 Limitations on Indemnification by Buyer.

             (a) Maximum Indemnification. Buyer's obligation to indemnify the Shareholder Indemnified Parties in respect of the Shareholder Indemnifiable Losses described in or arising under Sections 8.3(b) and (c) (other than a breach of the covenants set forth in Sections 1.3(a)(ii), 1.4(c)(ii) and 5.5) shall be limited, in the aggregate, to an amount equal to Three Million Dollars ($3,000,000).

             (b) Buyer's Basket. No indemnification shall be payable with respect to Shareholder Indemnifiable Losses described in or arising under Sections 8.3(b) and (c) (other than a breach of the covenants set forth in Sections 1.3(a)(ii), 1.4(c)(ii) and 5.5) except to the extent the cumulative amount of all such Shareholder Indemnifiable Losses exceeds One Hundred Thousand Dollars ($100,000) in the aggregate (the "Buyer Basket"), whereupon the amount of such Shareholder Indemnifiable Losses in excess of the Buyer Basket shall be recoverable in accordance with the terms hereof.

             (c) No Limitation on Certain Claims. Notwithstanding anything herein to the contrary, Shareholder Indemnified Parties shall be entitled to dollar-for-dollar indemnification from the first dollar and shall not be subject to the Buyer Basket or any maximum amount of claims, whether pursuant to this Section 8.4 or otherwise, or any limitation as to time (except as provided in Section 8.4(d)) in seeking indemnification from the Buyer with respect to Shareholder Indemnifiable Losses described in or arising under Sections 8.3(a) and (c) (solely with respect to a breach of the covenants set forth in Sections 1.3(a)(ii), 1.4(c)(ii) and 5.5).

             (d) Time Limitation. No indemnification shall be payable to a Shareholder Indemnified Party with respect to any claim asserted after the Expiration Date which relates to the Shareholder Indemnifiable Losses described in or arising under Sections 8.3(b) and (c)

(other than a breach of the covenants set forth in Sections 1.3(a)(ii), 1.4(c)(ii) and 5.5); provided that any claim for indemnification as to which notice has been given prior to the Expiration Date shall survive such expiration until final resolution of such claim.

        8.5 Notice; Defense of Claims.

             (a) Notice of Claims. Promptly after receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the indemnified party shall give notice thereof in writing (a "Claim Notice") to the indemnifying party, but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except (i) to the extent that the indemnifying party shall have been materially prejudiced as a result of the failure or delay in giving such Claim Notice and (ii) that no indemnification will be payable to an indemnified party with respect to any claim for which the Claim Notice is given after expiration of the period for which such claim may be made pursuant to Section 8.2 or 8.4(d) (as the case may be) of this Agreement. Such Claim Notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted.

             (b) Third Party Claims. With respect to third party claims, if within thirty (30) days after receiving the Claim Notice the indemnifying party gives written notice (the "Defense Notice") to the indemnified party stating that (i) it may be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful and (ii) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnified party shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification.

        The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all identifiable matters related to claims by third parties which are susceptible to being settled provided the indemnifying parties' obligation to indemnify the indemnified party therefore will be fully satisfied. The indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party.

        If no Defense Notice is given by the indemnifying party, or if diligent good faith defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

             (c) Non-Third Party Claims. With respect to non-third party claims, if within thirty (30) days after receiving the Claim Notice the indemnifying party does not give written notice to the indemnified party that it contests such indemnity, the amount of indemnity payable for such claim shall be as set forth in the Claim Notice. If the indemnifying party provides written notice to the indemnified party within such 30-day period that it contests such indemnity, the Parties shall attempt in good faith to reach an agreement with regard thereto within thirty (30) days of delivery of the indemnifying party's notice. If the parties cannot reach agreement within such 30-day period, the matter shall be submitted to J.A.M.S./Endispute, Inc. for arbitration pursuant to Section 9.11.

        8.6 Survival of Warranties. All representations, warranties, agreements, covenants and obligations in this Agreement and in any Schedule or certificate delivered by any party incident to the transactions contemplated hereby are material and may be relied upon by the party receiving the same and shall survive the Closing regardless of any investigation by or knowledge of such party and shall not merge into the performance of any obligation by any party hereto, subject to the provisions of this Section 8.

SECTION 9. MISCELLANEOUS.

        9.1 Law Governing. This Agreement shall be construed under and governed by the internal laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions.

        9.2 Notices. Any notice, request, demand other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (a) if delivered or sent by facsimile transmission, upon acknowledgment of receipt by the recipient, (b) if sent by a nationally recognized overnight courier, properly addressed with postage prepaid, on the next business day (or Saturday if sent for Saturday delivery) or (c) if sent by registered or certified mail, upon the sooner of receipt or the expiration of three (3) days after deposit in United States post office facilities properly addressed with postage prepaid. All notices given to the Shareholders' Representative shall constitute notice to each Shareholder. All notices will be sent to the addresses set forth below or to such other address as such party may designate by notice to each other party hereunder:

If to Buyer:

Perini Corporation
73 Mount Wayte Avenue
Framingham, MA 01701
Attention: Robert Band, President Facsimile: (508) 628-2010

with copies to:

Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attn: Robert P. Whalen, Jr.
Facsimile Number: (617) 523-1231

If to the Company or the Shareholders' Representative:

Rudolph and Sletten, Inc.
1600 Seaport
Suite 350
Redwood City, CA 94063
Attn: Allen A. Rudolph
           James F. Evans
Facsimile Number: (650) 599-9233

with a copy to:

Thelen Reid & Priest LLP
101 Second Street
Suite 1800
San Francisco, CA 94105
Attn: Philip W. Peters
Facsimile Number: (415) 371-1211

Any notice given hereunder may be given on behalf of any Party by its counsel or other authorized representative.

        9.3 Entire Agreement. This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby or delivered in connection with the transactions contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings.

        9.4 Assignability. This Agreement shall not be assignable by either Party without the prior written consent of the other Parties; provided, however, that Buyer may assign this Agreement to any direct or indirect subsidiary of Buyer although no such assignment shall relieve Buyer of any liabilities hereunder. This Agreement and the obligations of the parties hereunder (including specifically but without limitation the indemnification obligations of the Shareholders set forth in Section 8) shall be binding upon and enforceable by, and shall inure to the benefit of, the Parties hereto and their respective successors, executors, administrators, estates, heirs and permitted assigns, and no others.

        9.5 Publicity and Disclosures. None of the Shareholders, the Company, Buyer or any of their respective subsidiaries or affiliates shall issue or cause the publication of any press release or other announcement or disclosure (including, without limitation, any such announcement or disclosure to employees or customers of the Company) with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Buyer, in the case of a desired press release or announcement by the Company, or of the Company in the case of a desired press release or announcement by Buyer, in any such case which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Buyer or an affiliate may release such disclosures as are required by any applicable law or regulation, including pursuant to applicable requirements of the securities laws or any stock exchange or self-regulatory organization, in each case so long as written notice is given to the Company at least twenty-four (24) hours prior to any such disclosure.

        9.6 Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

        9.7 Monetary Amounts. All references to monetary amounts, unless otherwise specified to the contrary, are expressed in United States dollars.

        9.8 Certain Definitions. For purposes of this Agreement, the term:

             (a) "affiliate" of a person shall mean a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

             (b) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

             (c) "person" means an individual, corporation, partnership, association, limited liability company, trust, joint ventures, any unincorporated organization, any other business entity, or a government entity; and

             (d) "subsidiary" means any affiliate of a person that is controlled by such person, including, without limitation through the ownership, directly indirectly, of more than fifty percent (50%) of the issued and outstanding equity interests of such affiliate.

        9.9 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

        9.10 Amendments; Waivers. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each of the parties hereto, or, in the case of a waiver, the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

        9.11 Dispute Resolution. Except with respect to injunctive relief, which may be sought in a court of competent jurisdiction, as more specifically set forth below, all disputes, claims, or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before J.A.M.S./Endispute, Inc. or its successor. The arbitration shall be held in San Francisco, California, with regard to matters raised by Buyer and Boston, Massachusetts, with regard to matters raised by the Company or the Shareholders, in each case before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by J.A.M.S./Endispute, Inc. unless specifically modified herein.

        The Parties covenant and agree that the arbitration shall commence within ninety (90) days of the date on which any Party files a written demand for arbitration hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each Party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each Party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a Party's witness or expert. The arbitrator's decision and award shall be made and delivered within six (6) months of the selection of the arbitrator. The arbitrator's decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have the power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each Party hereby irrevocably waives any claim to such damages.

        The Parties covenant and agree that they will participate in the arbitration in good faith, that they will share equally the fees and expenses of J.A.M.S./Endispute, Inc. and that they will each bear their own attorneys' fees and expenses, except as otherwise provided herein. The arbitrator may in his or her discretion assess costs and expenses (including the reasonable attorneys' fees and expenses of the prevailing party) against any Party to a proceeding. Any Party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys' fees, incurred by the other party in enforcing the award. This Section applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm. The provisions of this Section shall be enforceable in any court of competent jurisdiction. The prevailing party in any action for injunctive relief will be entitled to payment of reasonable attorneys' fees and expenses.

        Each of the Parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of J.A.M.S./Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby and further consents to the jurisdiction of the courts of Massachusetts and California, as the case may be, for the purposes of enforcing the arbitration provisions of this Section 9.11. Each Party further irrevocably waives any objection to proceeding before J.A.M.S./Endispute, Inc. based upon lack of personal jurisdiction or to the laying of the venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before J.A.M.S./Endispute, Inc. has been brought in an inconvenient forum. Each of the Parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the Parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail are made for the express benefit of the other parties hereto.

        9.12 Fees and Expenses. Buyer will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement and the agreements entered into in connection herewith. The Shareholders shall bear the expenses of the Company, the LLC, the Subsidiary, the Shareholders' Representative and the Shareholders in connection with the negotiation and the consummation of the transactions contemplated by this Agreement and the agreements entered into in connection herewith. No expenses of the Company, the LLC, the Subsidiary, the Shareholders' Representative or the Shareholders relating in any way to the purchase and sale of the Company Shares hereunder and the transactions contemplated hereby, including without limitation legal, accounting or other professional expenses, shall in any way be charged to or paid by Buyer, or paid or accrued by the Company or the Subsidiary, except to the extent such expenses (i) are paid by the Company prior to Closing or (ii) are accrued by the Company on the Closing Balance Sheet and included in the calculation of the Closing Net Worth as finally determined pursuant to Section 1.4.

        9.13 Equitable Relief. The Company and the Shareholders acknowledge and agree that the Company's business is unique and that the damages that may result from the Shareholders' failure to consummate the transactions contemplated by this Agreement and that damages at law would be inadequate for such failure or breach. Accordingly, only to the extent available under applicable law, the Company and the Shareholders acknowledge that Buyer will be entitled to specific performance, an injunction or other appropriate equitable relief in connection with any such failure or breach. The Company and the Shareholders further acknowledge and agree that this Section 9.13 shall not, and shall not be deemed to, limit in any way any other rights or remedies which Buyer may have at law or otherwise due to such failure or breach.

        9.14 Third Party Beneficiaries. Except as expressly provided in this Agreement, each Party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the Parties hereto.

        9.15 Termination of Shareholder Related Party Agreements. By executing this Agreement, each Shareholder acknowledges and agrees that any agreement between or among the Shareholders and the Company, including without limitation, the Amended and Restated Agreement between Non-Voting Shareholders and Rudolph and Sletten, Inc., dated as of July 1, 2005, is hereby terminated without the necessity of further act or deed and that such Shareholder has no further rights or obligations under any such agreement.

[END OF TEXT]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

   BUYER:

   PERINI CORPORATION

   By: /s/Michael E. Ciskey
       Name:  Michael E. Ciskey
       Title: Vice President & CFO

   COMPANY:

   RUDOLPH AND SLETTEN, INC.

   By: /s/Allen A. Rudolph
       Name:  Allen A. Rudolph
       Title:  President

   SHAREHOLDERS:

   VOTING SHAREHOLDERS

/s/Allen A. Rudolph
      Allen A. Rudolph

/s/Karen M. Rudolph
      Karen M. Rudolph

/s/Paul Aherne
      Paul Aherne

   NON-VOTING SHAREHOLDERS

/s/Allen A. Rudolph
      Allen A. Rudolph

[Signature Page to Stock Purchase Agreement]

/s/Karen M. Rudolph
      Karen M. Rudolph

/s/Paul Aherne
      Paul Aherne

/s/James F. Evans
      James F. Evans

/s/Joseph Francini
      Joseph Francini

/s/Dennis Giles
      Dennis Giles

/s/Martin Sisemore
      Martin Sisemore

/s/Gary Walz
      Gary Walz

/s/Ralph Allino
      Ralph Allino

/s/David Alreck
      David Alreck

/s/Michael Anderson
      Michael Anderson

/s/James W. Anthony
      James W. Anthony

/s/Frank Baroni
      Frank Baroni

[Signature Page to Stock Purchase Agreement]

/s/Bruce Beevers
      Bruce Beevers

/s/Robert Blanchard
      Robert Blanchard

/s/James M. Brunelle
      James M. Brunelle

/s/Timothy P. Cameron
      Timothy P. Cameron

/s/Michael Castillo
      Michael Castillo

/s/Charles W. Champion, Jr.
      Charles W. Champion, Jr.

/s/Douglas M. Collins
      Douglas M. Collins

/s/Bruce Craig
      Bruce Craig

/s/DaNett DeBrine
      DaNett DeBrine

/s/Michael W. Detata
      Michael W. Detata

/s/Daniel Dolinar
      Daniel Dolinar

[Signature Page to Stock Purchase Agreement]

/s/Curtis Faulkner
      Curtis Faulkner

/s/Jonathan A. Foad
      Jonathan A. Foad

/s/Howard Gatling
      Howard Gatling

/s/Gregory Haught
      Gregory Haught

/s/Jeffrey Henner
      Jeffrey Henner

/s/Joseph Hook
      Joseph Hook

/s/Mark D. Hubler
      Mark D. Hubler

/s/Franklin E. Huffman
      Franklin E. Huffman

/s/Robert Johnson
      Robert Johnston

/s/Michael Lambert
      Michael Lambert

/s/Larry Lascurain
      Larry Lascurain

[Signature Page to Stock Purchase Agreement]

/s/Albert K. Lee
      Albert K. Lee

/s/Don Marquis
      Don Marquis

/s/Chester Maskiewicz
      Chester Maskiewicz

/s/Robert M. Maxwell
      Robert M. Maxwell

/s/Ronald Medenwaldt
      Ronald Medenwaldt

/s/Albert Menchaca
      Albert Menchaca

/s/Joe B. Meyers
      Joe B. Meyers

/s/Richard Millitello
      Richard Millitello

/s/Michael Mills
      Michael Mills

/s/Michael Mohrman
      Michael Mohrman

[Signature Page to Stock Purchase Agreement]

/s/Lofton Moore
      Lofton Moore

/s/Paul A. Moran
      Paul A. Moran

/s/Patrick Morrissey
      Patrick Morrissey

/s/John Murphy
      John Murphy

/s/Gregory W. Palmer
      Gregory W. Palmer

/s/Daniel Pawloski
      Daniel Pawloski

/s/Michael Piotrkowski
      Michael Piotrkowski

/s/Leigh Proudfoot
      Leigh Proudfoot

/s/David C. Rossignol
      David C. Rossignol

/s/Robert Rycerski
      Robert Rycerski

/s/Mark Salvucci
      Mark Salvucci

[Signature Page to Stock Purchase Agreement]

/s/Brahim Satoutah
      Brahim Satoutah

/s/Lee Scott
      Lee Scott

/s/Kyle L. Seeman
      Kyle L. Seeman

/s/Richard Seifert
      Richard Seifert

/s/Martin R. Skelson
      Martin R. Skelson

/s/Marcus D. Staniford
      Marcus D. Staniford

/s/Robert W. Stokes
      Robert W. Stokes

/s/Jose I. Tan, Jr.
      Jose I. Tan, Jr.

/s/Timothy T. Tempel
      Timothy T. Tempel

/s/Ross Thomsen
      Ross Thomsen

/s/Roger O. Williams
      Roger O. Williams

/s/Dianna Wright
      Dianna Wright

[Signature Page to Stock Purchase Agreement]